Exhibit 10.5

Execution Version

SENIOR NOTE PURCHASE AGREEMENT

Dated as of July 13, 2012

among

PHILADELPHIA FINANCIAL ADMINISTRATION SERVICES COMPANY,

as the Issuer and Fiscal Agent,

RGA WORLDWIDE REINSURANCE COMPANY, LTD.,

as Noteholder,

RGA REINSURANCE COMPANY,

as Collateral Agent,

PFASC HOLDINGS, LLC

(solely for purposes of Section 5.02 and Article VII of this Agreement)

and

PHILADELPHIA FINANCIAL GROUP, INC.

(solely for purposes of Section 5.03, Article VIII and Section 11.05 of this Agreement)

i

SCHEDULES:

Schedule I – Defined Terms
Schedule II – Initial Noteholders and Original Issuance Amount
Schedule III – Collection Banks and Collection Accounts
Schedule IV – Insurance

EXHIBITS:

Exhibit A – Form of the Notes
Exhibit B – Amortization Schedule
Exhibit C – Cash Flow Projections
Exhibit D – Optional Repayment Schedule
Exhibit E – Reporting Documents
Exhibit F – Form of Annual Budget
Exhibit G-1 – Opinion of McGuireWoods LLP regarding corporate matters, enforceability and security interest matters
Exhibit G-2 – Opinion of McGuireWoods LLP regarding non-consolidation
Exhibit H – Transfer Certificate

SENIOR NOTE PURCHASE AGREEMENT, dated as of July 13, 2012 (the “Closing Date”), by and among Philadelphia Financial Administration Services Company (the “Issuer”), RGA Worldwide Reinsurance Company, Ltd., (the “Noteholder” and, together with any other person purchasing the Notes, the “Noteholders”), Philadelphia Financial Administration Services Company, in its capacity as fiscal agent, (the “Fiscal Agent”), RGA Reinsurance Company (the “Collateral Agent”), PFASC Holdings, LLC (the “Holding Company”) (solely for purposes of Section 5.02 and Article VII of this Agreement) and Philadelphia Financial Group, Inc. (the “Parent”) (solely for purposes of Section 5.03, Article VIII and Section 11.05 of this Agreement).

W I T N E S S E T H :

WHEREAS, the Issuer desires financing through the issuance of senior notes on the terms and conditions set forth herein;

WHEREAS, the Noteholders are willing to acquire the Notes;

WHEREAS, the Issuer desires to appoint Philadelphia Financial Administration Services Company as Fiscal Agent hereunder;

WHEREAS, Philadelphia Financial Administration Services Company is willing to accept such appointment pursuant to the terms of this Agreement;

WHEREAS, the Noteholders desire to appoint RGA Reinsurance Company to serve as Collateral Agent hereunder and under the Security Agreements pursuant to the terms of this Agreement; and

WHEREAS, RGA Reinsurance Company is willing to serve as Collateral Agent hereunder and under the Security Agreements pursuant to the terms of this Agreement, the Security Agreements and the Control Agreements and the Collateral (as defined herein) will be pledged to the Collateral Agent for the benefit of the Noteholders pursuant to the terms of the Security Agreements and the Control Agreements.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby expressly acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. Certain capitalized terms used herein that are not otherwise defined in the body of this Agreement shall have the meanings set forth in Schedule I hereof.

SECTION 1.02. Terms Generally. The definitions of terms herein or in Schedule I hereof shall apply equally to the singular and plural forms of such defined terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Issuer notifies the Noteholders that the Issuer requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Fiscal Agent notifies the Issuer that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.

ARTICLE II

Noteholder Obligation

SECTION 2.01. Obligation. The Issuer hereby agrees to sell to the Noteholders, and each Noteholder, upon the basis of the representations and warranties contained herein, but subject to the conditions hereinafter stated in Section 9.01, agrees, severally and not jointly, to purchase from the Issuer the respective principal amount of Notes set forth in Schedule II hereto opposite its name. Payment for the Notes shall be made to the Issuer in funds immediately available in New York City against delivery of such Notes for the respective accounts of the Noteholders at 10:00 a.m., New York City time, on the Closing Date. All proceeds of the Notes shall be used to pay the purchase price under the Master Transaction Agreement.

ARTICLE III

The Notes

SECTION 3.01. General. This Agreement is made in respect of the senior notes issued by the Issuer on the Closing Date in the aggregate original principal amount of $100,000,000 (the “Notes”). To the extent not provided for herein, payments of principal, interest and any other amounts on the Notes shall constitute direct obligations of the Issuer.

SECTION 3.02. Forms of Notes.

(a) The Notes will be initially represented in definitive form registered in the name of the individual Noteholders or their nominees (“Definitive Notes”) and, solely under the circumstances set forth in Section 3.05 below, may be exchangeable for registered notes in global form (“Global Notes”), with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by, and not inconsistent with, this Agreement.

(b) The Notes shall be executed by manual or electronic (including by facsimile or in .pdf form) signature on behalf of the Issuer by any one Responsible Officer and if such officer shall have ceased, for any reason, to hold such office prior to the authentication and delivery of such Notes or did not hold such office on the date upon which the Issuer issued any such Note, the Notes shall nevertheless be valid. The Notes shall be substantially in the form attached as Exhibit A hereto and (i) may also have such additional provisions, insertions, omissions, variations or substitutions as are not inconsistent with the provisions of this Agreement, and (ii) may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with this Agreement, any law or with any rules made pursuant thereto or with the rules of any securities exchange, insurance regulatory or other governmental agency or depositary therefor or as may, consistently herewith, be determined by the Responsible Officer executing such Notes, in each case as conclusively evidenced by such Responsible Officer’s execution of such Notes. Each Note shall be dated the date of its authentication by the Fiscal Agent. The Issuer shall notify the Fiscal Agent and the Collateral Agent immediately following any payment by the Issuer of principal on the Notes. The Collateral Agent shall notify the Noteholders and shall record in the schedule to each such Note (i) the Note Outstanding Amount on the Closing Date and (ii) in the event the Collateral Agent accepts the validity of the amount of any payment by the Issuer of principal on such Note, any reductions in the Note Outstanding Amount made in accordance with this Agreement.

SECTION 3.03. Legends.

(a) This Section 3.03 shall apply to all Definitive Notes.

(b) The Issuer shall execute and the Fiscal Agent shall, in accordance with this Article III, authenticate and deliver one or more Definitive Notes, which (i) shall be delivered to the Noteholders and (ii) shall bear legends substantially to the following effect:

THIS NOTE WILL BE OFFERED AND SOLD FOR INVESTMENT ONLY PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) IN COMPLIANCE WITH THE APPLICABLE SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS WHERE THE OFFERING WILL BE MADE. THERE IS NO OBLIGATION ON THE PART OF ANY PERSON TO REGISTER THIS NOTE UNDER THE SECURITIES ACT OR UNDER THE SECURITIES LAWS OF ANY STATE.

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT, AND HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. THIS NOTE HAS BEEN OFFERED AND SOLD PRIVATELY. IN ADDITION, THE ISSUER HEREOF HAS NOT BEEN AND WILL NOT BE REGISTERED AS AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”).

THE NOTEHOLDER ACKNOWLEDGES THAT THIS SECURITY IS A “RESTRICTED SECURITY” THAT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND AGREES FOR THE BENEFIT OF THE ISSUER AND ITS AFFILIATES THAT THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT TO A PERSON WHO IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF PERSONS WHO ARE ACCREDITED INVESTORS IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 (AN “ACCREDITED

INVESTOR”), AND ONLY IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES, ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. PROSPECTIVE PURCHASERS AND SUBSEQUENT TRANSFEREES OF THIS NOTE WILL BE DEEMED TO HAVE REPRESENTED AND/OR AGREED TO CERTAIN REPRESENTATIONS AND AGREEMENTS AS SET FORTH IN THE SENIOR NOTE PURCHASE AGREEMENT BY AND AMONG PHILADELPHIA FINANCIAL ADMINISTRATION SERVICES COMPANY, AS THE ISSUER, RGA WORLDWIDE REINSURANCE COMPANY, LTD., AS NOTEHOLDER, PHILADELPHIA FINANCIAL ADMINISTRATION SERVICES COMPANY, AS FISCAL AGENT, RGA REINSURANCE COMPANY, AS COLLATERAL AGENT, PFASC HOLDINGS, LLC (SOLELY FOR THE PURPOSES OF SECTION 5.02 AND ARTICLE VII SET FORTH THEREIN) AND PHILADELPHIA FINANCIAL GROUP, INC. (SOLELY FOR THE PURPOSES OF SECTION 5.03, ARTICLE VIII AND SECTION 11.05 SET FORTH THEREIN), DATED AS OF JULY 13, 2012.

THE ISSUER SHALL NOT REGISTER OR ACKNOWLEDGE ANY PURPORTED TRANSFER TO A NOTEHOLDER THAT WAS NOT AN ACCREDITED INVESTOR AT THE TIME OF SUCH PURPORTED TRANSFER. THIS NOTE WILL NOT BE ACCEPTED FOR REGISTRATION OF TRANSFER EXCEPT UPON PRESENTATION BY THE TRANSFEREE OF A TRANSFER CERTIFICATE SUBSTANTIALLY IN THE FORM OF EXHIBIT H TO THE SENIOR NOTE PURCHASE AGREEMENT TO THE TRANSFER AGENT AND THE ISSUER CERTIFYING THAT THE TRANSFEREE IS AN ACCREDITED INVESTOR AND THE RESTRICTIONS ON TRANSFER SET FORTH IN THE SENIOR NOTE PURCHASE AGREEMENT HAVE BEEN COMPLIED WITH. THE ISSUER SHALL BE ENTITLED TO RELY ON SUCH CERTIFICATE IN DETERMINING THAT THE TRANSFEREE IS AN ACCREDITED INVESTOR AT THE TIME OF THE TRANSFER, WITHOUT FURTHER INVESTIGATION.

NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY IN ANY CASE BE TRANSFERRED TO RGA OR AN AFFILIATE OF RGA IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT BEING SUBJECT TO ANY SUCH TRANSFER RESTRICTIONS SET FORTH IN THIS NOTE OR IN THE SENIOR NOTE PURCHASE AGREEMENT (IT BEING ACKNOWLEDGED THAT ANY SUBSEQUENT TRANSFER TO A PARTY OTHER THAN RGA OR AN AFFILIATE OF RGA SHALL BE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THIS NOTE AND IN THE SENIOR NOTE PURCHASE AGREEMENT).

EACH NOTEHOLDER IS DEEMED TO REPRESENT AND WARRANT THAT (1) AT THE TIME IT ACQUIRES THIS NOTE, IT IS AN ACCREDITED INVESTOR AND (2) IT WILL NOT SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE EXCEPT TO AN ENTITY THAT IS AN ACCREDITED INVESTOR IN A TRANSACTION THAT IS NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, THE INVESTMENT COMPANY ACT OR ANY SECURITIES LAWS OF ANY JURISDICTION.

SECTION 3.04. Cancellation. All Notes delivered to the Fiscal Agent (or any other agent appointed by the Issuer pursuant to Section 3.11(b) hereof) for payment, redemption or registration of transfer or exchange as provided in this Agreement or the Notes shall be marked “cancelled” and, if not already in the possession of the Fiscal Agent, forwarded to the Fiscal Agent. All such Notes shall be disposed of in accordance with the Fiscal Agent’s standard procedures by the Fiscal Agent, which if requested by the Issuer shall thereupon furnish certificates of such disposition to the Issuer.

SECTION 3.05. Exchange of Definitive Notes for Global Notes. At the direction of the Required Noteholders, the Fiscal Agent shall exchange all Definitive Notes for Global Notes registered in the name of The Depository Trust Company or such other clearinghouse as selected by the Required Noteholders (the “Clearing Agency”). The Fiscal Agent shall make all appropriate and necessary arrangements and/or modifications with respect to this Agreement and the Notes which are required by the Clearing Agency for such exchange. Notwithstanding any other provisions of this Agreement or the Notes, a Definitive Note shall not be exchanged for a Global Note unless the Clearing Agency has notified the Issuer or Fiscal Agent that the Clearing Agency is willing and able to serve as depositary for such Global Note. Each Definitive Note shall be exchanged in whole and not in part. No service fees or other costs incurred by the Issuer shall be required to be reimbursed by the Noteholders for any registration of transfer or exchange, except that the Issuer may require payment by the Noteholders (pro rata among the Noteholders) of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with any registration of transfer or exchange.

SECTION 3.06. Scheduled Maturity Date. The scheduled maturity date of the Notes shall be July 13, 2022 (the “Scheduled Maturity Date”).

SECTION 3.07. Noteholder Representations, Acknowledgements and Agreements. Each Noteholder, by its acceptance of a Note, shall be deemed to have represented, acknowledged and/or agreed to the following:

(a) It is an Accredited Investor.

(b) The Notes are “restricted securities” that have not been registered under the Securities Act. It is deemed to agree for the benefit of the Issuer that (i) the Notes may not be offered, sold, pledged or otherwise transferred except to a Person whom the seller reasonably believes is an Accredited Investor, in a transaction that is not subject to the registration requirements of the Securities Act or the Investment Company Act and (ii) the Fiscal Agent shall not be obligated or requested to register or acknowledge any purported transfer to a Noteholder, as applicable, that was not an Accredited Investor at the time of such purported transfer.

(c) Any transfer of any interest in the Notes must be made in accordance with applicable securities law.

SECTION 3.08. Transfer. Any transfer of the Notes shall be subject to the terms of this Agreement (including this Section 3.08). In addition to the other restrictions set forth in this Agreement, in the event that any Noteholder, as applicable, shall sell or otherwise transfer the Notes or any part thereof to any Person (other than the Issuer), the following provisions shall apply:

(a) From and after the effective date of the transfer, such transferee Noteholder has the rights and obligations of the transferring Noteholder under this Agreement, and the transferring Noteholder shall, to the extent of the interest so transferred, be released from its obligations, and not be entitled to its rights, under this Agreement related to the Note Outstanding Amount so transferred (provided that such transfer shall not waive or otherwise affect any claim that the Issuer may have against the transferring Noteholder arising out of any act or omission of the transferring Noteholder that occurred prior to the transfer).

(b) In the event any Noteholder transfers, disposes, sells or hypothecates a portion of the Notes, such Noteholder may require the Issuer to issue a replacement note (the “Replacement Note”) to such Noteholder or transferee, as applicable, with a principal amount equal to the portion of the Notes transferred, disposed, sold or hypothecated by the Noteholder and such Replacement Note shall be identical to the Notes except that such Replacement Note shall have a different principal amount and first Scheduled Payment Date.

(c) The Issuer will deliver executed or true and correct copies of each amendment, waiver or consent to each holder of the Outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of the Notes.

(d) In addition to the other requirements herein, the Transfer Agent and/or Issuer may request such additional documents and certifications as it may reasonably deem necessary in order to verify that a transfer of Notes is exempt from or not subject to registration under the Securities Act and other applicable securities laws and would not require the Issuer to register under the Investment Company Act. Either the Issuer or the Transfer Agent may deny any transfer of Notes if it reasonably determines that such transfer is subject to but not registered or exempt from registration under applicable securities laws or would require the Issuer to register under the Investment Company Act.

(e) The Issuer shall be entitled to require any Noteholder that is determined not to have been an Accredited Investor at the time of acquisition of such Note to sell such Note (within thirty (30) days after notice of the sale requirement is given) to a person that is an Accredited Investor in a transaction meeting the requirements of an exemption to the Securities Act. If such Noteholder fails to effect the sale within such 30-day period, the Issuer may cause its Note to be transferred in a commercially reasonable sale (conducted in accordance with Section 9-610, 9-611 and 9-627 of the Uniform Commercial Code (the “UCC”) as applied to securities that are sold on a recognized market) to a person that certifies to the Transfer Agent and the Issuer that such Person is an Accredited Investor, together with the other acknowledgments, representations and agreements made or deemed to be made by the Noteholders as required herein.

Notwithstanding anything herein to the contrary, in the event that any Noteholder transfers any Note to RGA or an Affiliate of RGA in compliance with applicable securities laws, such transfer shall not be subject to any transfer restrictions set forth in any such Note or in this Agreement, including any restrictions set forth in this Section 3.08; provided, that promptly following any such transfer to RGA or an Affiliate of RGA, a Responsible Officer of the transferring Noteholder shall provide to the Issuer a notice certifying that such transfer complied with all applicable securities laws.

SECTION 3.09. Registration, Transfer and Exchange.

(a) Subject to this Section 3.09(a), upon presentation for transfer or exchange of any Notes at the office of any Transfer Agent accompanied by a written instrument of transfer or exchange in the form approved by the Issuer (it being understood that, until notice to the contrary is given to the Noteholders and the Fiscal Agent, the Issuer shall be deemed to have approved the form of instrument of transfer or exchange, if any, attached to the Notes), executed by the related Noteholder, in person or by such Noteholder’s attorney thereunto duly authorized in writing, the Notes shall be transferred in accordance with this Agreement.

(b) Any notice required to be sent by the Issuer to any Noteholder pursuant to this Agreement may be sent by the Issuer to the Fiscal Agent (if other than the Issuer) and the Collateral Agent with a request that the Fiscal Agent and the Collateral Agent deliver such notice to the Noteholders, who shall deliver such notice to the relevant Noteholders in accordance with such notice; provided that such request is made, and such notice is delivered to the Fiscal Agent (if other than the Issuer) and the Collateral Agent, in a timely manner and, in no event later than five (5) Business Days prior to the date that such notice is required to be given to the Noteholder.

(c) No transfer shall be effected under this Agreement or the Notes until, and any transferee of a Note from a Noteholder shall succeed to the rights of such Noteholder only upon, registration of the transfer by the Fiscal Agent in the Register.

SECTION 3.10. Transfer or Exchange of Definitive Notes.

(a) If a Noteholder wishes at any time to transfer or exchange a Definitive Note, such transfer or exchange (other than an exchange of Definitive Notes for Global Notes pursuant to Section 3.05) may be effected only in accordance with the provisions of this Section 3.10(a). Upon the receipt by the Transfer Agent at its Corporate Office in the City of Philadelphia, Pennsylvania, of the Note accompanied by a written and executed instrument of transfer as provided in Section 3.09(a), the Fiscal Agent shall register the transfer or exchange of such Note and, if applicable, exchange such Note for an equal principal amount of another Note, which replacement note shall contain the terms as specified in this Agreement.

(b) To permit registrations of transfers and exchanges, the Issuer at the Fiscal Agent’s or any Transfer Agent’s request shall execute and the Fiscal Agent (or an authenticating agent appointed pursuant to Section 3.13(b)) shall authenticate and deliver one or more Notes. Such Notes shall be deemed Replacement Notes. No service fees or other costs incurred by the Issuer shall be required to be reimbursed by the Noteholders for any registration of transfer or exchange, except that the Issuer may require payment by the Noteholders (pro rata among the Noteholders) of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with any registration of transfer or exchange.

(c) All Notes issued upon any registration of transfer or exchange of any Note shall be the valid obligations of the Issuer, subject to the conditions contained in the Note, evidencing the same debt, and the applicable provisions of this Agreement shall apply equally thereto, as the Note surrendered upon such registration of transfer or exchange.

(d) Any Transfer Agent appointed pursuant to Section 3.11(b) hereof shall provide to the Fiscal Agent such information with respect to the registration of transfer or exchange of any Notes as the Fiscal Agent may reasonably require in connection with the delivery by such Transfer Agent of such Notes upon their transfer or exchange.

(e) Upon the transfer, exchange or replacement of Notes not bearing any legend, the Notes so issued shall not bear any legend. Upon the transfer, exchange or replacement of any Notes bearing a legend, the Notes so issued shall bear such legend, unless there is delivered to the Issuer such reasonably satisfactory evidence, which may include an opinion of independent counsel, as may be reasonably required by the Issuer that neither the legend nor the related restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the Securities Act. Upon provision of such satisfactory evidence to the Issuer, the Fiscal Agent, at the direction of the Issuer, shall authenticate and deliver Notes that do not bear any legend or may remove the legend, as the case may be.

SECTION 3.11. Fiscal Agent; Other Agents.

(a) The Issuer hereby appoints Philadelphia Financial Administration Services Company, acting through its corporate office at 1650 Market Street, 54th Floor, Philadelphia, PA 19103 (together with the corporate office of any successor or successors of the Fiscal Agent as may be qualified and appointed from time to time in accordance with Section 3.12(c) hereof, (the “Corporate Office”), as fiscal agent of the Issuer in respect of the Notes upon the terms and subject to the conditions herein set forth, and Philadelphia Financial Administration Services Company hereby accepts such appointment upon such terms and conditions. Philadelphia Financial Administration Services Company, and any successor or successors of such fiscal agent qualified and appointed in accordance with Section 3.12(c) hereof, are herein called the “Fiscal Agent”. The Fiscal Agent shall have the powers and authority granted to and conferred upon it under this Agreement and the Notes and such further powers and authority to act on behalf of the Issuer as may be mutually agreed upon in writing by the Issuer and the Fiscal Agent. The Fiscal Agent shall keep a copy of this Agreement available for inspection during normal business hours at its Corporate Office. The Fiscal Agent shall also act as Transfer Agent. All of the terms and provisions with respect to such powers and authority contained in the Notes are subject to and governed by the terms and provisions hereof.

(b) The Issuer or the Required Noteholders may, at their discretion, appoint one or more agents (a “Paying Agent” or “Paying Agents”) for the payment, to the extent permitted in accordance with the Notes, of the principal of, any interest on and any other amounts owing under the Notes, and one or more agents (a “Transfer Agent” or “Transfer Agents”) for the registration of transfer or exchange of the Notes, at such place or places as the Issuer may determine; provided, however, that the Issuer shall at all times maintain a Paying Agent and Transfer Agent at corporate offices that are located in the United States; provided, further that upon the action of the Required Noteholders to appoint a Paying Agent or a Transfer Agent, the Issuer may no longer appoint such agents.

(c) The Issuer hereby initially appoints the Fiscal Agent, at its Corporate Office, as principal Paying Agent, Transfer Agent, authenticating agent and note registrar, and the Fiscal Agent hereby accepts such appointment.

(d) The Issuer shall promptly notify the Fiscal Agent of the name and address of any other Paying Agent or Transfer Agent appointed by it, and will notify the Fiscal Agent of the resignation or termination of any such Paying Agent or Transfer Agent. Subject to the provisions of Section 3.12 hereof, the Issuer may vary or terminate the appointment of any such Paying Agent or Transfer Agent at any time and from time to time upon giving not less than sixty (60) days’ notice to such Paying Agent or Transfer Agent, as the case may be, and to the Fiscal Agent. The Issuer shall cause notice of any resignation, termination or appointment of any Paying Agent or Transfer Agent and of any change in the office through which any such Person will act to be provided to the Noteholders.

(e) The Fiscal Agent, acting solely for this purpose as an agent of the Issuer, shall maintain at the Fiscal Agent’s office the names and addresses of the Noteholders, including Noteholders who acquire a Note via transfer, and the principal amounts of the Notes registered in the names of each Noteholder (the “Register”). The entries in the Register shall be conclusive as to the identity of the Noteholders, and the Issuer, the Fiscal Agent and the Noteholders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Noteholder hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. Transfers of Notes pursuant to Section 3.09 of this Agreement shall not be effective until recorded in the Register. The Register shall be available for inspection by the Issuer or any Noteholder at any reasonable time and from time to time upon reasonable prior notice.

SECTION 3.12. Resignation, Removal and Appointment of Successor.

(a) The Issuer agrees, for the benefit of the Noteholders from time to time, that there shall at all times be a Fiscal Agent hereunder, and if the Fiscal Agent is an entity other than Philadelphia Financial Administration Services Company or an Affiliate thereof, such entity shall be a bank or trust company organized and doing business under the laws of the United States or a State thereof, in good standing and having, either itself or through an Affiliate, an established place of business in the City of New York, and authorized under such laws to exercise corporate trust powers, until all the Notes authenticated and delivered hereunder (i) shall have been delivered to the Fiscal Agent for cancellation or (ii) have become payable and monies sufficient to pay the full principal of and any interest or any other amounts remaining unpaid on the Notes shall have been made available for payment and either paid or returned to the Noteholders as provided herein and in such Notes.

(b) Resignation and Removal. The Fiscal Agent may at any time resign by giving written notice to the Issuer of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such date shall not be less than sixty (60) days from the date on which such notice is given, unless the Issuer agrees to accept shorter notice. The Fiscal Agent hereunder may be replaced, removed or terminated at any time by the filing with it of an instrument in writing signed on behalf of the Issuer or the Required Noteholders and specifying such replacement, removal or termination and the date when it shall become effective; provided, however that upon the action of the Required Noteholders to replace, remove or terminate a Fiscal Agent, the Issuer may no longer replace, remove or terminate such agents. Notwithstanding the dates of effectiveness of resignation, replacement, removal or termination, as the case may be, to be specified in accordance with the preceding sentences, such resignation, replacement, removal or termination shall take effect only upon the appointment by the Issuer, as hereinafter provided, of a successor Fiscal Agent, with such appointment approved by the Required Noteholders (unless the successor Fiscal Agent is an Affiliate of Philadelphia Financial Administration Services Company). Upon its resignation, replacement, removal or termination the Fiscal Agent shall be entitled to payment by the Issuer pursuant to Section 3.19(a) hereof of compensation for services rendered and to reimbursement of reasonable out-of-pocket expenses incurred hereunder. If no successor Fiscal Agent shall have been so appointed and have accepted appointment within sixty (60) days after the mailing of such notice of resignation or the filing with the Fiscal Agent of such instrument of replacement, removal or termination, the resigning Fiscal Agent may petition any court of competent jurisdiction for the appointment of a successor Fiscal Agent with respect to the Notes, or any Noteholder who has been a bona fide holder of a Note or Notes for at least six (6) months may on behalf of itself and all others similarly situated, petition any such court for the appointment of a successor Fiscal Agent. Such court may thereupon after such notice, if any, as it may deem proper and prescribe, appoint a successor Fiscal Agent.

(c) Successors. In case at any time the Fiscal Agent (or any Paying Agent if such Paying Agent is the only Paying Agent located in a place where, by the terms of the Notes or this Agreement, the Issuer is required to maintain a Paying Agent) shall resign, or shall be replaced, removed or terminated, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors or consent to the appointment of a receiver of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they severally mature, or if a receiver of it or of all or any substantial part of its property shall be appointed, or if an order of any court shall be entered approving any petition filed by or against it under the provisions of applicable receivership, bankruptcy, insolvency or other similar legislation, or if any public officer shall take charge or control of it or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Fiscal Agent or Paying Agent, as the case may be, qualified as aforesaid, shall be appointed by the Issuer or the Required Noteholders by an instrument in writing, filed with the successor Fiscal Agent or Paying Agent, as the case may be, and the predecessor Fiscal Agent or Paying Agent, as the case may be; provided, however that upon the action of the Required Noteholders to appoint a successor Fiscal Agent or Paying Agent, the Issuer may no longer appoint such successor agents. Upon the appointment as aforesaid of a successor Fiscal Agent or Paying Agent, as the case may be, and acceptance by such successor of such appointment, the Fiscal Agent or Paying Agent, as the case may be, so succeeded shall cease to be Fiscal Agent or Paying Agent, as the case may be, hereunder. If no successor Fiscal Agent or other Paying Agent, as the case may be, shall have been so appointed by the Issuer and shall have accepted appointment as hereinafter provided within forty-five (45) days after such resignation, replacement, removal, termination or disqualification, and, in the case of such other Paying Agent, if such other Paying Agent is the only Paying Agent located in a place where, by the terms of the Notes or this Agreement, the Issuer is required to maintain a Paying Agent, then the Noteholders who have been bona fide Noteholders for at least six (6) months (which Note, in the case of such other Paying Agent, is referred to in this sentence), on behalf of itself and all others similarly situated, or the Fiscal Agent, may petition any court of competent jurisdiction for the appointment of a successor Fiscal Agent or Paying Agent, as the case may be. The Issuer shall give prompt written notice to each other Paying Agent of the appointment of a successor Fiscal Agent.

(d) Acknowledgement. Any successor Fiscal Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Issuer an instrument accepting such appointment hereunder, and thereupon such successor Fiscal Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Fiscal Agent hereunder and all provisions hereof shall be binding on such successor Fiscal Agent, and such predecessor, upon payment of its compensation and reimbursement of its disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Fiscal Agent shall be entitled to receive, all monies, securities, books, records or other property on deposit with or held by such predecessor as Fiscal Agent hereunder.

(e) Merger, Consolidation, etc. If at any time the Fiscal Agent is an entity other than Philadelphia Financial Administration Services Company or an Affiliate thereof, then any bank or trust company into which the Fiscal Agent may be merged, or any bank or trust company resulting from any merger or consolidation to which the Fiscal Agent shall be a party, or any bank or trust company to which the Fiscal Agent shall sell or otherwise transfer all or substantially all the corporate trust business of the Fiscal Agent, provided that it shall be qualified as aforesaid, shall be the successor Fiscal Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

SECTION 3.13. Authentication.

(a) The Fiscal Agent is authorized, upon receipt of Notes executed on behalf of the Issuer for the purposes of the original issuance of Notes, to authenticate said Notes in an aggregate principal amount not in excess of $100,000,000 (unless otherwise agreed by the Required Noteholders by a notice to the Fiscal Agent), and to deliver said Notes in accordance with the written order or orders of the Issuer signed on its behalf by a Responsible Officer. The signatures of Responsible Officers on behalf of the Issuer may be manual or electronic (including by facsimile or in .pdf form) signatures of individuals and Notes bearing the manual or facsimile signatures of individuals who were authorized to execute or authenticate such Notes at the time of such signature shall bind such party notwithstanding that such individuals have subsequently ceased to be authorized. Authentication by the Fiscal Agent shall only be provided by manual signature. All Notes shall be dated the date of their authentication. No Note shall be entitled to any benefit under this Agreement or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication executed by the Fiscal Agent by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder and shall bind the Fiscal Agent notwithstanding that the individual whose manual signature appears on such certificate has subsequently ceased to be authorized. Upon payment by the Issuer of any principal, the Fiscal Agent shall modify the applicable schedule to the Note to reflect such principal amount paid to the Noteholders.

(b) The Fiscal Agent may, with the consent of the Issuer, appoint by an instrument or instruments in writing one or more agents for the authentication of the Notes and, with such consent, vary or terminate any such appointment upon written notice and approve any change in the office through which any authenticating agent acts. The Issuer (by written notice to the Fiscal Agent, if other than the Issuer, and the authenticating agent whose appointment is to be terminated) may also terminate any such appointment at any time. The Fiscal Agent hereby agrees to solicit written acceptances from the entities concerned (in form and substance satisfactory to the Issuer) of such appointments. In its acceptance of such appointment, each such authenticating agent shall agree to act as an authenticating agent pursuant to the terms and conditions of this Agreement. No Note shall be entitled to the benefits of this Agreement or be valid or obligatory for any purpose unless it has been validly executed and authenticated in accordance with this Section 3.13(b).

SECTION 3.14. Accounts of the Issuer.

(a) The Issuer shall at all times maintain the Debt Service Coverage Account and the Working Capital Account. Assets in the Debt Service Coverage Account shall be held in a custody account established pursuant to the Debt Service Coverage Account Custody Agreement. All funds in the Debt Service Coverage Account and Working Capital Account may be only invested in Permitted Investments.

(b) On the Closing Date, the Issuer shall have initially deposited in the Debt Service Coverage Account funds in an amount not less than $1,000,000. On each Scheduled Payment Date and at any other time that payments of principal, interest, fees, costs or other amounts are due under this Agreement or the Notes to the Noteholders, to the extent that payments of Accrued Interest, principal on the Notes and any such other amounts would cause the aggregate amount of funds in the Working Capital Account to fall below $2,000,000, the Issuer may use funds in the Debt Service Coverage Account to make payments of Accrued Interest, principal on the Notes and any other fees, costs or other amounts due to the Noteholders under this Agreement or the Notes. On any date on which the balance of the Debt Service Coverage Account exceeds the Debt Service Coverage Account Target Amount, the Issuer may withdraw from the Debt Service Coverage Account any amounts in excess of the Debt Service Coverage Account Target Amount and deposit such excess in the Working Capital Account. Notwithstanding the foregoing, in making any withdrawals pursuant to the immediately preceding sentence of this Section 3.14(b), the Issuer may not reduce the balance of the Debt Service Coverage Account below the Debt Service Coverage Account Target Amount. For the avoidance of doubt, except as set forth in this Section 3.14(b), amounts held in the Debt Service Coverage Account may only be used to pay Accrued Interest, principal on the Notes and any other fees, costs or other amounts are due to the Noteholders under this Agreement or the Notes, and may not be used by the Issuer for any other purpose. Any funds deposited in the Debt Service Coverage Account (and any investment or interest income on such funds) may only be withdrawn pursuant to the terms of this Section 3.14(b), the Issuer Security Agreement and the Debt Service Coverage Account Custody Agreement.

(c) On the Closing Date, the Issuer shall have initially deposited in the Working Capital Account funds in an amount not less than $4,000,000. Unless otherwise prohibited pursuant to this Agreement or any of the Transaction Documents, the Issuer may withdraw funds from the Working Capital Account, including but not limited to, for the purpose of making payments of Accrued Interest, principal on the Notes and any other fees, costs or other amounts due under this Agreement or the Notes to the Noteholders. Any funds in the Working Capital Account in excess of the Working Capital Account Target Amount shall be applied by the Issuer to fund the Debt Service Coverage Account until the amount held in the Debt Service Coverage Account equals the Debt Service Coverage Account Target Amount. For this purpose, the Issuer shall calculate and submit to the Collateral Agent Issuer’s calculation of funds in the Working Capital Account that are in excess of the Working Capital Target

Amount on each day that the Issuer receives fees or other compensation from any other party to the Acquisition Transaction Documents or any new deposits, in each case, in an amount greater than $50,000 (other than those deposits which result from the transfer of funds between the accounts of the Issuer) and the Issuer shall transfer any such excess over the Working Capital Target Amount to the Debt Service Coverage Account on the Business Day following such calculation. Any funds deposited in the Working Capital Account (and any investment or interest income on such funds) may only be withdrawn in compliance with this Section 3.14(c) and the Issuer Security Agreement.

SECTION 3.15. Payment.

(a) For so long as the Fiscal Agent is acting as a Paying Agent hereunder, the Issuer, shall provide to the Fiscal Agent (if other than the Issuer), in immediately available funds on or prior to 10:00 a.m., New York city time, on each date on which any payments on the Notes are scheduled to be paid, such amount, in U.S. dollars, as is necessary to make such payments, and the Issuer hereby authorizes and directs the Fiscal Agent to make or cause to be made, from funds so provided to it, payment of the principal of, any Accrued Interest on, and any other amounts due and owing on the Notes in the manner and at the times set forth herein and in the text of said Note; provided, that any payment of principal of, any Accrued Interest on, and any other amounts due and owing on the Notes may be made by wire transfer to the Noteholder in whose names such Notes are registered at the close of business on the day (whether or not a Business Day) immediately prior to the date on which such payment is scheduled to be paid on the Register maintained pursuant to Section 3.11(e) hereof. The Issuer shall pay any reasonable administrative costs in connection with making any such payments. The Fiscal Agent shall arrange directly with any other Paying Agent who may have been appointed by the Issuer pursuant to the provisions of Section 3.11(b) hereof for the payment from funds so paid by the Issuer of any payments on the Notes, in accordance with the Notes. Notwithstanding the foregoing, the Issuer may provide funds directly to a Paying Agent for the payment of any scheduled payment, in accordance with the Notes, under an agreement with respect to such funds containing substantially the same terms and conditions set forth in this Section 3.15(a) and in Section 3.19(b) hereof; and the Fiscal Agent shall have no responsibility with respect to any funds so provided by the Issuer to any such Paying Agent.

(b) All payments or prepayments of any Note Outstanding Amount, and all payments of Accrued Interest, or any other amounts shall be made and applied pro rata across all outstanding Noteholders, based on the Note Outstanding Amount owned by each Noteholder.

SECTION 3.16. Interest. The Issuer agrees to pay interest on the Notes in the manner provided in this Agreement and in the Notes. Each interest payment shall be paid on each Scheduled Payment Date in immediately available funds to each Noteholder entitled thereto as set forth in the Register at the close of business on the day (whether or not a Business Day) immediately prior to the date on which such payment is scheduled to be paid (pro rata according to the portion of the Note Outstanding Amount held by the relevant Noteholders) in an amount equal to the sum of the following amounts for each day during the relevant day in the relevant Interest Accrual Period: the product of (i) the Note Outstanding Amount for the relevant day in the relevant Interest Accrual Period, multiplied by (ii) the percentage derived by dividing (A) the sum of (1) the Interest Rate and (2) upon the notification of the Fiscal Agent, the Required Noteholders or the Collateral Agent to the Issuer of the occurrence of and solely during the continuation of a Default Interest Rate Event, or as provided for in Section 3.17(d)(vii) (with respect to the Optional Redemption Price not paid on the applicable Optional Redemption Date only), the Default Rate, if any, by (B) 360 (the “Accrued Interest”). The Fiscal Agent agrees to calculate the amount of interest on the Notes in the manner provided in this Agreement and the Notes. No later than one (1) Business Day prior to the Scheduled Payment Date, the Fiscal Agent shall notify the Issuer (if other than the Fiscal Agent) and the Collateral Agent of the calculation and the amount of Accrued Interest to be paid on such Scheduled Payment Date. Any unpaid Accrued Interest on the Notes shall also be payable together with the payment of principal on the Notes at such times and on such terms as provided in this Agreement for the payment of principal (but only with respect to Accrued Interest relating to such principal payment).

SECTION 3.17. Principal Repayment.

(a) Scheduled Principal Repayment. On each Scheduled Payment Date, the Issuer shall pay an amount of principal on the Notes equal to the Original Issuance Amount multiplied by the percentage applicable to such Scheduled Payment Date as set forth in the amortization schedule attached hereto as Exhibit B (such payment, a “Scheduled Principal Repayment”); provided, however, that the Scheduled Principal Repayment cannot be greater than the Note Outstanding Amount as of such Scheduled Payment Date.

(b) Extraordinary Revenue. Upon the receipt of Extraordinary Revenue by the Issuer, the Issuer shall, on the second (2nd) Business Day immediately following receipt of such Extraordinary Revenue, pay an amount of principal and interest (such amount of principal and interest to be apportioned according to the amount of Extraordinary Revenue) equal to such payment of Extraordinary Revenue (each, an “Extraordinary Revenue Payment Amount”); provided, however, that such Extraordinary Revenue Payment Amount cannot be greater than the Note Outstanding Amount as of such date.

(c) Loan-to-Value Event.

(i) On or immediately prior to January 31st of each calendar year and within thirty (30) days of the occurrence of a Material Adverse Event, the Issuer shall submit to the Fiscal Agent (if other than the Issuer) and the Noteholders cash flow projections of the Business substantially in the form of Exhibit C (the “Cash Flow Projections”). If, pursuant to the Cash Flow Projections, either (i) the Fifteen-Year Loan-to-Value Ratio exceeds seventy-five percent (75%) or (ii) the Loan-to-Value Ratio exceeds ninety percent (90%), then a loan-to-value event (“Loan-to-Value Event”) shall be deemed to have occurred on the date the Issuer submitted the Cash Flow Projections to the Fiscal Agent (if other than the Issuer) and the Noteholders. Upon the occurrence and continuation of a Loan-to-Value Event, the Issuer shall be required to make a Supplemental Principal Repayment on the Notes on the fifth (5th) Business Day immediately following the occurrence of such Loan-to-Value Event; provided, however, that the Supplemental Principal Repayment cannot be greater than the Note Outstanding Amount as of such date.

(ii) In the event any Noteholder or Collateral Agent (on behalf of any Noteholder) contests the validity of the Cash Flow Projections, such Noteholder or Collateral Agent, as applicable, shall provide the Issuer and any other Noteholders written notice of such determination (the “Contested Cash Flow Projection”), within ten (10) Business Days of the Noteholders’ receipt of such Cash Flow Projections. The Issuer, the Collateral Agent and the Noteholders agree to use good faith efforts to resolve any such contest; provided, however, that nothing in this Section 3.17(c)(ii) shall affect the obligation of the Issuer to pay the Supplemental Principal Repayment initially calculated pursuant to Section 3.17(c)(i). If the Issuer, the Collateral Agent and the Noteholders have not succeeded in negotiating a resolution of the contest, the Issuer, the Collateral Agent and the Noteholders shall seek assistance in such regard from a public accounting firm, other than any public accounting firm that serves as the independent auditor of the Issuer, the applicable Noteholder or any of their respective Affiliates (the “Independent Expert”) to resolve the Contested Cash Flow Projection and the amount of the principal repayment, if any, that should have been paid in excess of the amount calculated pursuant to Section 3.17(c)(i) (such amount, the “Additional Principal Repayment”). The

Independent Expert shall determine the amount of the Additional Principal Repayment, if any, within twenty (20) calendar days upon receiving notice of such dispute. The determination of the Independent Expert shall be binding upon the Issuer, the Fiscal Agent and the Noteholders absent manifest error. The fees of the Independent Expert shall be shared equally by the Issuer, on the one hand, and the Noteholders, on the other hand (the Noteholders share shall in turn be apportioned among the Noteholders pro rata). Following the resolution of such contest pursuant to this Section 3.17(c) or otherwise, the Issuer shall pay principal on the Notes relating to such contested Loan-to-Value Event in an adjustment amount equal to the Additional Principal Repayment, if any.

(d) Optional Prepayment.

(i) On any Scheduled Payment Date following the third (3rd) anniversary of the Closing Date, the Issuer may prepay all or any portion of the Note Outstanding Amount at the Optional Redemption Price. In addition to the Optional Redemption Price, on the Optional Redemption Date, the Issuer will pay the Noteholders any Accrued Interest on the principal subject to redemption. Notwithstanding the foregoing, in the event the Note Outstanding Amount is less than or equal to $10,000,000 and the Issuer wishes to exercise its right to optionally prepay principal pursuant to this Section 3.17(d), the Issuer shall prepay the entire Note Outstanding Amount.

(ii) If less than all of the Notes are to be redeemed at the option of the Issuer in connection with an optional prepayment pursuant to this Section 3.17(d), the Notes shall be redeemed on a pro rata basis.

(iii) The Issuer shall provide to the Fiscal Agent (if other than the Issuer) and the Collateral Agent a written notice of redemption of any Notes pursuant to this Section 3.17(d), not less than thirty (30) days nor more than seventy-five (75) days prior to the Optional Redemption Date. In case of any redemption at the election of the Issuer of less than all of the Notes such notice shall specify the Note Outstanding Amount of the Notes to be redeemed.

(iv) All notices of redemption shall state (a) the Optional Redemption Date, (b) the Optional Redemption Price, (c) that, on the Optional Redemption Date, the Optional Redemption Price shall become due and payable upon each such Note or portion thereof to be redeemed, and, if applicable, that interest thereon shall cease to accrue on and after the Optional Redemption Date, (d) the place or places where each applicable Note is to be surrendered for payment of the Optional Redemption Price together with any unpaid Accrued Interest thereon to the Optional Redemption Date and (e) the CUSIP number or any other numbers used to identify such Notes. All notices shall be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to each Noteholder and the Collateral Agent entitled thereto at such Noteholder’s registered address as recorded in the Register and the Collateral Agent’s address as specified in Section 11.01 of this Agreement.

(v) On or prior to any Optional Redemption Date, the Issuer shall deposit, with respect to any Notes called for redemption pursuant to this Section, with the relevant Paying Agent an amount of money sufficient to pay the Optional Redemption Price of, and (except if the Optional Redemption Date shall be a Scheduled Payment Date, unless otherwise specified in each Note) any unpaid Accrued Interest to the Optional Redemption Date on all such Notes or portions thereof which are to be redeemed on the Optional Redemption Date.

(vi) The Notes to be redeemed shall, on the Optional Redemption Date, become due and payable at the Optional Redemption Price together with any unpaid Accrued Interest to the Optional Redemption Date on such Notes, and from and after such date (unless the Issuer shall default in the payment of the Optional Redemption Price and any unpaid Accrued Interest on such Notes to the Optional Redemption Date) such Notes shall cease to bear interest. Upon surrender of any Note for redemption, such Note shall be paid by the Issuer at the Optional Redemption Price, together with any unpaid Accrued Interest thereon to the Optional Redemption Date.

(vii) If any Note called for redemption shall not be so paid upon surrender of the applicable Note for redemption, the Optional Redemption Price, until paid, shall bear interest from the Optional Redemption Date at the rate specified in such Note plus the Default Rate. Upon surrender of any Note for partial redemption, the Issuer shall execute and the Fiscal Agent shall authenticate and deliver one or more new Notes of any authorized denomination representing an aggregate principal amount equal to the unredeemed portion of the applicable Note or Notes. For the avoidance of doubt, if the Issuer shall fail to pay any portion of the Optional Redemption Price called for redemption pursuant to this Section 3.17(d), the Issuer shall be required to provide a new notice pursuant to Section 3.17(d)(iii) in order to effect the optional prepayment of such amount it failed to pay in accordance with the original notice.

SECTION 3.18. Taxes.

(a) If Taxes are imposed on any payment by the Issuer to a Noteholder pursuant to this Agreement and the Issuer is required by law to deduct or withhold any amount of such Taxes from such payment, the Issuer shall make such deduction or withholding, pay the full amount so deducted or withheld to the relevant Governmental Authority, provide the Noteholder with receipt or other evidence thereof and, in the case of Taxes other than Excluded Taxes, pay to the Noteholder the amount due on the Notes as if any such withholding or deduction for Taxes was not required.

(b) If, due to a change in law, regulation or practice of any relevant tax authority, the Issuer becomes liable to make deductions or withholdings with respect to amounts payable by it under this Agreement or the Transaction Documents, it shall notify the Fiscal Agent, the Collateral Agent and the Noteholders promptly after it becomes aware of such liability based on a good faith analysis of the change in law, regulation or practice of the relevant tax authority.

(c) The Issuer and each Noteholder shall treat the Notes as debt for U.S. federal and state income tax purposes.

(d) Without prejudice to the survival of any other agreement of the Issuer hereunder, the agreements and obligations of the Issuer contained in this Section 3.18 shall survive the termination of the commitments and the payment in full of the Issuer’s obligations under this Agreement.

(e) The Issuer shall timely pay to the relevant Governmental Authority in accordance with applicable law Other Taxes.

(f) The Issuer shall indemnify each Noteholder, within ten (10) days after demand therefor, for the full amount of any Taxes other than Excluded Taxes (including Taxes other than Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Noteholder in connection with this Agreement or the Notes or required to be withheld or deducted from a payment to such Noteholder hereunder or under the Notes, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Noteholder by the Issuer shall be conclusive absent apparent error.

SECTION 3.19. Conditions of Fiscal Agent’s Obligations. The Fiscal Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following, to all of which the Issuer agrees and all of which are applicable to the Notes and the Noteholders from time to time thereof:

(a) Compensation and Indemnity. The Fiscal Agent shall be entitled to such compensation as shall be agreed upon by the Issuer for all services rendered by it hereunder, and the Issuer agrees promptly to pay such compensation and to reimburse the Fiscal Agent for the reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by it in connection with or arising out of its appointment or services hereunder, or the issuance of the Notes. The Issuer also agrees to indemnify the Fiscal Agent for, and to hold it harmless against, any loss, damages, claim, liability or expense, incurred without negligence or bad faith on their behalf, arising out of or in connection with its acting as Fiscal Agent or acting in its capacity as Transfer Agent hereunder, as well as the reasonable costs and expenses (including the reasonable fees and expenses of counsel) of defending against any claim of liability in the premises so long as the Fiscal Agent has not acted negligently or in bad faith. Anything in this Agreement to the contrary notwithstanding, in no event shall the Issuer be liable to the Fiscal Agent for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Issuer has been advised of the likelihood of such loss or damage and regardless of the form of action. The obligations of the Issuer under this Section 3.19(a) shall survive payment of all the Notes, the resignation or removal of the Fiscal Agent and the termination of this Agreement for any reason. The Fiscal Agent shall promptly notify the Issuer of any claim for which the Fiscal Agent may seek indemnity. The Issuer shall not be obligated to pay for any settlement of any such claim made without its consent.

(b) Agency. In acting under this Agreement and in connection with the Notes, the Fiscal Agent is acting solely as agent of the Issuer. Nothing set forth herein shall be deemed to render the parties as joint venturers or partners. The Fiscal Agent does not assume any responsibility for the correctness of the recitals in this Agreement or in the Notes (except for the correctness of the statement in its certificate of authentication thereon) and owes no duties, fiduciary or otherwise, to any other Person, and assumes no relationship of agency or trust or any fiduciary obligation for any Noteholder except that all funds held by the Fiscal Agent for the payment of principal of and any interest on the Notes, to the extent permitted under the Notes, shall be held in trust for Noteholders entitled thereto, as set forth herein and in the Notes; provided, however, that monies held in respect of the Notes remaining unclaimed at the end of two (2) years after such principal and such interest shall have become payable in accordance with the Notes (whether at the Scheduled Payment Date or otherwise) and monies sufficient therefor shall have been duly made available for payment shall, together with any interest made available for payment thereon, be repaid to the Issuer. Upon such repayment, the aforesaid trust with respect to the Notes shall terminate and all liability of the Fiscal Agent and Paying Agents with respect to such funds shall thereupon cease.

(c) Advice of Counsel. The Fiscal Agent and any Paying Agent or Transfer Agent appointed by the Issuer pursuant to Section 3.11(b) hereof may consult with their respective counsel or other counsel satisfactory to them, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by them hereunder in good faith in reliance thereon.

(d) Reliance. The Fiscal Agent and any Paying Agent or Transfer Agent appointed by the Issuer pursuant to Section 3.11(b) hereof each shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any Note, notice, direction, consent, certificate, affidavit, statement, or other paper or document believed by it, in good faith reliance thereon and in accordance therewith, to be genuine and to have been signed by the proper parties.

(e) Interest in Notes, etc. The Fiscal Agent, any Paying Agent or Transfer Agent appointed by the Issuer pursuant to Section 3.11(b) hereof and their respective officers, directors and employees may become the owners of, or acquire any interest in, any Note, with the same rights that they would have if they were not the Fiscal Agent, such other Paying Agent or Transfer Agent or such Person, and may engage or be interested in any financial or other transaction with, and perform the services for, the Issuer, and may act on, or as depositary, trustee or agent for, any committee or body of Noteholders or other obligations of the Issuer, as freely as if they were not the Fiscal Agent, such other Paying Agent or Transfer Agent or such Person.

(f) Certifications. Whenever in the administration of this Agreement the Fiscal Agent shall deem it desirable that a matter of fact be proved or established prior to taking, suffering or omitting any action hereunder, the Fiscal Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith, willful misconduct or negligence on its part, rely upon a certificate signed by a Responsible Officer and delivered to the Fiscal Agent as to such matter of fact.

(g) No Implied Obligations. Nothing in this Agreement shall be construed to require the Fiscal Agent, acting in such capacity, to advance or expend its own funds or otherwise incur financial liability in the performance of any of its duties, or in the exercise of its rights and powers hereunder. The permissive right of the Fiscal Agent to take or refrain from taking any actions enumerated in this Agreement shall not be construed as a duty. The Fiscal Agent, acting in such capacity, may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of offices authorized to take specified actions pursuant to this Agreement. The Fiscal Agent, acting in such capacity, shall not be liable for any act, omission to act or sufferance to exist, unless the same constitutes negligence, willful misconduct or bad faith. The Fiscal Agent, acting in such capacity, shall not be liable for any error of judgment made by it in the performance of its duties hereunder, unless the same constitutes negligence, willful misconduct or bad faith. The Fiscal Agent, acting in such capacity, shall not be liable for any error of judgment made in good faith unless the Fiscal Agent shall have been negligent in ascertaining the pertinent facts. The Fiscal Agent, acting in such capacity, shall have no obligation to monitor, or liability in respect of, the registration or exemption therefrom of the Notes under any federal or state securities laws. The Fiscal Agent, acting in such capacity, shall not be obligated to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with indemnity satisfactory to it. The Fiscal Agent, acting in such capacity, shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

(h) Force Majeure. The Fiscal Agent, acting in such capacity, and any Paying Agent or Transfer Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; acts of civil or military authority and governmental action.

(i) Limitation of Loss. Anything in this Agreement to the contrary notwithstanding, in no event shall the Fiscal Agent, acting in such capacity, or any Paying Agent or Transfer Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Fiscal Agent and any Paying Agent or Transfer Agent, as the case may be, has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 3.20. Meetings and Amendments.

(a) Calling of Meeting, Notice and Quorum. A meeting of Noteholders may be called at any time and from time to time to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement or the Notes to be made, given or taken by Noteholders or to modify, amend or supplement the terms of the Notes or this Agreement as hereinafter provided. The Fiscal Agent may at any time call a meeting of Noteholders for any such purpose to be held at such time and at such place as determined by the Required Noteholders. Notice of every meeting of Noteholders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, not less than thirty (30) nor more than sixty (60) days prior to the date fixed for the meeting; provided, that, in the case of any meeting to be reconvened after adjournment for lack of a quorum, such notice shall be so given not less than ten (10) nor more than sixty (60) days prior to the date fixed for such meeting. In case at any time the Issuer or the holders of at least ten percent (10%) in aggregate principal amount of the Note Outstanding Amount shall have requested the Fiscal Agent to call a meeting of the Noteholders for any such purpose, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, the Fiscal Agent shall call such meeting for such purposes by giving notice thereof.

To be entitled to vote at any meeting of Noteholders, a Person shall be a holder of Notes or a Person duly appointed by an instrument in writing as proxy for such Noteholder. The Persons entitled to vote a majority in aggregate principal amount of the Outstanding Notes shall constitute a quorum. The Fiscal Agent may make such reasonable and customary regulations consistent herewith as it shall deem advisable for any meeting of Noteholders with respect to the proof of the appointment of proxies in respect of Noteholders, the record date for determining the Persons in whose names such Notes are registered on the Register who are entitled to vote at such meeting (which date shall be designated by the Fiscal Agent and set forth in the notice calling such meeting herein above referred to and which shall be not less than ten (10) nor more than sixty (60) days prior to such meeting; provided that nothing in this paragraph shall be construed to render ineffective any action taken by holders of the requisite principal amount of Outstanding Notes on the date such action is taken), the adjournment and chairmanship of such meeting, the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

(b) Approval. (i) At any meeting of Noteholders duly called and held as specified above, upon the affirmative vote, in person or by proxy thereunto duly authorized in writing, of the Required Noteholders, or (ii) with the written consent of the Required Noteholders, in each case (i) or (ii) the Issuer and the Fiscal Agent may modify, amend or supplement the terms of the Notes or this Agreement in any way, and the Noteholders may make, take or give any request, demand, authorization, direction, notice, consent, waiver (including waiver of future compliance or past failure to perform) or other action provided by this Agreement or the Notes to be made, given or taken by Noteholders; provided, however, that no such action, modification, amendment or supplement, however effected, may, without the consent of each Noteholder affected thereby, (A) change the Scheduled Payment Date of the principal of or any installment of interest on any Note, (B) reduce the principal amount of any Note or the interest rate thereon, (C) change the currency in which, or the required place at which, payment with respect to interest or principal in respect of the Notes is payable, (D) impair the right of any Noteholder to institute suit for the enforcement of any payment, if such payment is permitted under the Notes, on or with respect the Notes, (E) reduce the above-stated percentage of the principal amount of Outstanding Notes, the vote or consent of the Required Noteholders of which is necessary to modify, amend or supplement this Agreement or the terms and conditions of the Notes or to make, take or give any request, demand, authorization, direction, notice, consent, waiver (including waiver of any future compliance or past failure to perform) or other action provided hereby or thereby to be made, taken or given, (F) reduce the percentage in aggregate principal amount of Outstanding Notes that constitutes the quorum required at any meeting of Noteholders at which a resolution is adopted, (G) amend or modify the definition of “Outstanding” set forth in Section 3.20(d) of this Agreement or (H) change the restrictions on payment set forth in the Notes in a manner adverse to any Noteholder.

The Issuer and the Fiscal Agent may, without the vote or consent of any Noteholder, amend this Agreement or the Notes for the purpose of (1) adding to the covenants of the Issuer for the benefit of the Noteholders, (2) surrendering any right or power conferred upon the Issuer, (3) securing the Notes and (4) modifying the restrictions on, and procedures for, resale and other transfers of the Notes to the extent required by any change in applicable law or regulation, or the interpretation thereof, or in practices relating to the resale or transfer of restricted notes generally.

It shall not be necessary for the vote or consent of the Required Noteholders to approve the particular form of any proposed modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action, but it shall be sufficient if such vote or consent shall approve the substance thereof.

If any amendment or supplement is to be entered into without the consent of the Required Noteholders, the Fiscal Agent may request and shall be entitled to receive an opinion of counsel, at the expense of the party requesting such amendment or supplement, to the effect that all conditions contained herein with respect to any amendment or supplement entered into hereunder have been satisfied or waived and that such amendment or supplement is authorized or permitted by this Agreement. The Fiscal Agent may, but shall not be obligated to, enter into any such amendment or supplement which affects the Fiscal Agent’s own rights, duties or immunities under this Agreement or otherwise.

(c) Binding Nature of Amendments, Notices, Notations, etc. Any instrument given by or on behalf of any Noteholder in connection with any consent to or vote for any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action shall be irrevocable once given and shall be conclusive and binding on all subsequent Noteholders or any Note issued directly or indirectly in exchange or substitution therefor or in lieu thereof. Any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action taken, made or given in accordance with Section 11.02 hereof shall be conclusive and binding on all Noteholders, whether or not they have given such consent or cast such vote or were present at any meeting, and whether or not notation of such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action is made upon the Notes. Notice of any modification or amendment of, supplement to, or request, demand, authorization, direction, notice, consent, waiver or other action with respect to the Notes or this Agreement (other than for purposes of curing any ambiguity or of curing, correcting or supplementing any defective provision hereof or thereof) shall be given to each Noteholder affected thereby by the Fiscal Agent, in all cases as provided in the Notes; provided, however, that any failure to provide such notice with respect to any action taken in accordance with this Agreement shall not affect the validity thereof.

Notes authenticated and delivered after the effectiveness of any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action may bear a notation in the form approved by the Fiscal Agent and the Issuer as to any matter provided for in such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action. New Notes modified to conform, in the opinion of the Issuer, to any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action taken, made or given in accordance with Section 11.02 hereof may be prepared by the Issuer, authenticated by the Fiscal Agent and delivered in exchange for Outstanding Notes.

(d) “Outstanding” Defined. For purposes of the provisions of this Agreement and the Notes, any Note authenticated and delivered pursuant to this Agreement shall, as of any date of determination, be deemed to be “Outstanding”, except:

(i) Notes theretofore cancelled by the Fiscal Agent or delivered to the Fiscal Agent for cancellation;

(ii) Notes, or any portion thereof, which have or has become payable, to the extent permitted under the Notes, at the Scheduled Payment Date or otherwise, and with respect to which, in each case, monies sufficient to pay the principal thereof and any Accrued Interest shall have been paid;

(iii) Notes, or any portion thereof, in lieu of or in substitution for which other Notes shall have been authenticated and delivered pursuant to this Agreement; and

(iv) any Notes held by any Affiliate of the Issuer.

ARTICLE IV

Collateral Agent

SECTION 4.01. Appointment. Each of the Noteholders hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to (i) take such actions on its behalf, including execution of those Transaction Documents to which it is a party, upon the direction of the Required Noteholders, (ii) exercise such powers as are delegated to the Collateral Agent by the terms of those Transaction Documents to which it is a party, together with such actions and powers as are reasonably incidental thereto and (iii) take or give any request, demand, authorization, direction, notice, consent, waiver (including waiver of future compliance or past failure to perform) or take any other action upon the direction of the Required Noteholders.

SECTION 4.02. Obligations. The entity serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Noteholder and may exercise the same as though it were not the Collateral Agent. The Collateral Agent shall not have any duties or obligations except those expressly set forth in those Transaction Documents to which it is a party. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by those Transaction Documents to which it is a party to which the Collateral Agent is required to exercise in writing as directed by the Required Noteholders, and (c) except as expressly set forth in those Transaction Documents to which it is a party, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuer that is communicated to or obtained by the entity serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Noteholders or in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Agent by any Noteholder, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with those Transaction Documents to which it is a party, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with those Transaction Documents to which it is a party, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in those Transaction Documents to which it is a party, (iv) the validity, enforceability, effectiveness or genuineness of those Transaction Documents to which it is a party or any other agreement, instrument or document or (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for the Noteholders), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.03. Agents. The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with this Agreement provided for herein as well as activities as Collateral Agent.

SECTION 4.04. Resignation, Removal and Appointment of Successor

(a) Resignation and Removal. The Collateral Agent may at any time resign by giving written notice to the Issuer and the Noteholders of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such date shall not be less than sixty (60) days from the date on which such notice is given, unless the Required Noteholders agree to accept shorter notice. The Collateral Agent hereunder may be replaced, removed or terminated at any time by the filing with it of an instrument in writing signed on behalf of the Required Noteholders and specifying such replacement, removal or termination and the date when it shall become effective. Notwithstanding the dates of effectiveness of resignation, replacement, removal or termination, as the case may be, to be specified in accordance with the preceding sentences, such resignation, replacement, removal or termination shall take effect only upon the appointment by the Required Noteholders, of a successor Collateral Agent. Upon its resignation, replacement, removal or termination the Collateral Agent shall be entitled to payment by the Issuer pursuant to Section 4.05(a) hereof of compensation for services rendered and to reimbursement of reasonable out-of-pocket expenses incurred hereunder. If no successor Collateral Agent shall have been so appointed by the Required Noteholders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Noteholders, appoint a successor Collateral Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Noteholders to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Noteholders and such successor. After the Collateral Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.

SECTION 4.05. Fees and Indemnity.

(a) The Issuer shall pay all out-of-pocket expenses incurred by the Collateral Agent, including the fees, charges and disbursements of any counsel for the Collateral Agent, in connection with the enforcement, collection or protection of its rights in connection with the Transaction Documents to which it is a party, including its rights under this Section 4.05.

(b) The Issuer shall indemnify the Collateral Agent, and each Related Party of the Collateral Agent (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of the execution or delivery of the Transaction Documents to which it is a party or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions or any other transactions contemplated by the Transaction Documents; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Anything in this Agreement to the contrary notwithstanding, in no event shall the Issuer be liable to any Indemnitee for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Issuer has been advised of the likelihood of such loss or damage and regardless of the form of action.

ARTICLE V

Representations and Warranties

SECTION 5.01. Issuer’s Representations and Warranties. The Issuer represents and warrants to the Noteholders as of the date hereof:

(a) Organization; Powers. The Issuer is duly organized, validly existing and in good standing (to the extent the concept applies to the Issuer) under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted (including the Issuer Obligations). The Issuer is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except as would not reasonably be expected to cause or constitute a Material Adverse Change. Prior to the date hereof, the Issuer has not entered into any transactions or conducted any business unrelated to this Agreement, the Business or the Acquisition Transaction Documents.

(b) Authorization; Enforceability. The Issuer Obligations are within the Issuer’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each of the Transaction Documents to which the Issuer is a party has been duly executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Governmental Approvals; No Conflicts. The Issuer Obligations (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, other than those that have been obtained, filed or taken, (ii) will not violate the organizational documents of the Issuer, any applicable law or regulation or any order of any Governmental Authority applicable to the Issuer except, with respect to a violation of any such law, regulation or order, as would not reasonably be expected to cause or constitute a Material Adverse Change, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Issuer or its assets, or give rise to a right thereunder to require any payment to be made by the Issuer, and (iv) will not result in the creation or imposition of any Lien on any asset of the Issuer except pursuant to the Issuer Security Agreement.

(d) Licenses; Permits. The Issuer has all requisite licenses and permits to conduct its business except those licenses and permits that will be provided by PFLAC under the PFLAC Services Agreement, and the use by the Issuer of such licenses and permits provided by PFLAC under the PFLAC Services Agreement will not violate the organizational documents of the Issuer, any applicable law or regulation or any order of any Governmental Authority applicable to the Issuer except, with respect to a violation of any such law, regulation or order, as would not reasonably be expected to cause or constitute a Material Adverse Change.

(e) Litigation Matters. There are no actions, suits or proceedings, including tax claims and insolvency proceedings, by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Issuer, threatened against or affecting the Issuer.

(f) Compliance with Laws and Agreements. The Issuer is in compliance with all laws, regulations and orders of any Governmental Authority, including anti-money laundering laws, if any, and securities laws, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except as would not reasonably be expected to cause or constitute a Material Adverse Change. No Event of Default has occurred and is continuing.

(g) Securities Act; Investment Company Act. Assuming the representations and warranties of the Noteholders set forth in the Notes are true and correct in all material respects, (i) the Notes are not required to be registered under the Securities Act and (ii) the Issuer is not required to register as an “investment company” as defined in the Investment Company Act.

(h) Taxes. The Issuer (i) has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it and (ii) effective no later than the Closing Date, is not a member of any affiliated group (within the meaning of Internal Revenue Code section 1504(a)) filing a consolidated federal income tax return.

(i) ERISA. The Issuer does not sponsor and has not sponsored, and does not have and has not had, any obligation to contribute to a Plan. The Issuer does not have, and does not reasonably expect to have, any material liability under Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

(j) Disclosure. The Issuer has disclosed to the Noteholders all material agreements, instruments, regulatory obligations and corporate or other restrictions to which it is subject, and all other material matters actually known to the Issuer relating to the Issuer and its ability to satisfy its obligations under the Transaction Documents. None of the data, reports or analysis produced by the Issuer or any of its Affiliates and furnished to the Noteholders contained any material misstatement of fact or omitted to state any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, that to the extent the Issuer has relied on information provided by Hartford in developing data, reports or analysis, the Issuer represents only that the Issuer (i) does not have actual knowledge that any such information provided by Hartford is materially false, contains a material misstatement of material fact or omits a material fact and (ii) does not have any reason, in exercising its reasonable discretion in evaluating any such information provided by Hartford, to believe that any such information is materially false, contains a material misstatement of fact or omits a material fact. For the avoidance of doubt, the Issuer makes no representation with respect to such portion of any data, reports or analysis provided to the Issuer or any of its Affiliates by Hartford and made available to the Noteholders that has not been modified by the Issuer or any of its Affiliates.

(k) Pro Forma Balance Sheet. No less than three (3) Business Days prior to the Closing Date, the Issuer has provided the Noteholders with a pro forma balance sheet reflecting the assets and liabilities of the Issuer as of the date hereof and such pro forma balance sheet fairly reflects in all material respects, the assets and liabilities of the Issuer as of the date hereof.

(l) Cash Flow Projections. No less than five (5) Business Days prior to the Closing Date, the Issuer has provided the Noteholders with its best estimate of Cash Flow Projections as of May 31st, 2012 and such Cash Flow Projections have been prepared using reasonable assumptions and in a manner consistent with the methodologies set forth in Exhibit C hereto.

(m) Subsidiaries. The Issuer does not have any subsidiaries.

(n) Working Capital Account. (i) The Issuer has established the Working Capital Account and the balance of the Working Capital Account on the date hereof is equal to at least $4,000,000; and (ii) all assets in the Working Capital Account are invested in Permitted Investments.

(o) Debt Service Coverage Account. (i) The Issuer has established the Debt Service Coverage Account and the balance of the Debt Service Coverage Account on the date hereof is equal to at least $1,000,000; and (ii) all assets in the Debt Service Coverage Account are invested in Permitted Investments.

(p) Collections. The conditions and requirements set forth in Section 6.14 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Issuer at each Collection Bank are listed on Schedule III. The Issuer has not granted any Person, other than the Collateral Agent as contemplated by the Issuer Security Agreement, dominion and control of any Collection Account, or the right to take dominion and control of any Collection Account at a future time or upon the occurrence of a future event.

(q) Transactions Not Made in Contemplation of Insolvency; Sufficient Capital. The execution and delivery by the Issuer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated therein are not made (i) in contemplation of the insolvency of the Issuer or any of its Affiliates, (ii) with the intent to hinder, delay or defraud creditors of the Issuer or any of its Affiliates, (iii) after the commission of any act of insolvency by the Issuer or any of its Affiliates, or (iv) without fair consideration. The Issuer is not possessed of assets or capital unreasonably small in value in relation to the administration of the Business, and its assets or capital will not be unreasonably small in value after execution and delivery by the Issuer of the Transaction Documents and the consummation of the transactions contemplated therein on the Closing Date.

(r) Good Title; Absence of Liens. Except as may be provided in the Transaction Documents, and except for those defects in title and Liens that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, the Issuer is the owner of, and has good and marketable title to, all of its assets free and clear of all Liens and has the full power and authority to assign, transfer and pledge its assets (and any documents which are a part thereof), including all such substitutions therefor and additions thereto, delivered under any Transaction Document. No Liens or other contractual obligations or Debt are chargeable to the Issuer other than those not prohibited by the Transaction Documents.

(s) Security Interest. The Issuer has granted to the Collateral Agent a valid first priority perfected Lien (subject to Permitted Liens) on the applicable Collateral pursuant to the Issuer Security Agreement and the Control Agreements.

(t) Business of the Issuer. The Issuer has not (i) conducted any business as of the Closing Date, (ii) entered into or incurred any contractual obligations or (iii) subjected itself to any regulatory requirements, other than, in each case, as contemplated by, or resulting from entering into, the Transaction Documents.

(u) Administration. To the best of the Issuer’s knowledge based on commercially reasonable investigation and due diligence prior to the Closing Date, the Issuer owns sufficient and appropriate assets and employs adequate personnel to administer the Business consistent with prudent industry standards on the Closing Date.

(v) Assignability. The Issuer is not aware of any limitation as to the assignability of the Administrative Services Agreement to RGA or any of its Affiliates (other than the requirements set forth in the Acquisition Transaction Documents and assuming that the Collateral Agent and the Noteholders comply with the terms of the Transaction Documents and applicable law), and the Issuer has not taken or failed to take any action to limit or preclude any such assignment.

(w) Insurance. As of the Closing Date, the Issuer maintains the insurance set forth on Schedule IV attached hereto.

SECTION 5.02. Holding Company’s Representations and Warranties. The Holding Company represents and warrants to the Noteholders as of the date hereof:

(a) Organization; Powers. The Holding Company is duly organized, validly existing and in good standing (to the extent the concept applies to the Holding Company) under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted. The Holding Company is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except as would not be reasonably be expected to cause or constitute a Material Adverse Change. Prior to the date hereof, the Holding Company has not entered into any transactions or conducted any business unrelated to this Agreement or the Transaction Documents.

(b) Authorization; Enforceability. The execution, delivery and performance by the Holding Company of the Transaction Documents to which it is a party are within the Holding Company’s corporate powers and have been duly authorized by all necessary limited liability company and, if required, member action. Each of the Transaction Documents to which the Holding Company is a party has been duly executed and delivered by the Holding Company and constitutes a legal, valid and binding obligation of the Holding Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Governmental Approvals; No Conflicts. The execution, delivery and performance by the Holding Company of the Transaction Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority other than those that have been obtained, filed or taken, (ii) will not violate the organizational documents of the Holding Company, any applicable law or regulation or any order of any Governmental Authority applicable to the Holding Company except, with respect to a violation of any such law, regulation or order, as would not reasonably be expected to cause or constitute a Material Adverse Change, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Holding Company or its assets, or give rise to a right thereunder to require any payment to be made by the Holding Company, and (iv) will not result in the creation or imposition of any Lien on any asset of the Holding Company except pursuant to the Holding Company Security Agreement.

(d) Litigation Matters. There are no actions, suits or proceedings, including tax claims and insolvency proceedings, by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Holding Company, threatened against or affecting the Holding Company.

(e) Compliance with Laws and Agreements. The Holding Company is in compliance with all laws, regulations and orders of any Governmental Authority, including anti-money laundering laws, if any, and securities laws, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except, with respect to a violation of any such law, regulation or order, as would not reasonably be expected to cause or constitute a Material Adverse Change. No Event of Default has occurred and is continuing.

(f) Investment Company Act. The Holding Company is not required to register as an “investment company” as defined in the Investment Company Act.

(g) Taxes. The Holding Company has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it.

(h) Transactions Not Made in Contemplation of Insolvency; Sufficient Capital. The execution and delivery by the Holding Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated therein are not made (i) in contemplation of the insolvency of the Holding Company or any of its Affiliates, (ii) with the intent to hinder, delay or defraud creditors of the Holding Company or any of its Affiliates, (iii) after the commission of any act of insolvency by the Holding Company or any or its Affiliates, or (iv) without fair consideration. The Holding Company is not possessed of assets or capital unreasonably small in value in relation to its obligations contemplated by the Transaction Documents, and its assets or capital will not be unreasonably small in value after execution and delivery by the Holding Company of the Transaction Documents and the consummation of the transactions contemplated therein on the Closing Date

(i) Good Title; Absence of Liens. Except as may be provided in the Transaction Documents, and except for those defects in title and Liens that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change, the Holding Company is the owner of, and has good and marketable title to, all of its assets free and clear of all Liens and has the full power and authority to assign, transfer and pledge its assets (and any documents which are a part thereof), including all such substitutions therefor and additions thereto, delivered under any Transaction Document. No Liens or other contractual obligations or Debt are chargeable to the Holding Company other than those not prohibited by the Transaction Documents.

(k) Security Interest. The Holding Company has granted to the Collateral Agent a valid first priority perfected Lien (subject to Permitted Liens) on the applicable Collateral pursuant to the Holding Company Security Agreement.

(j) No Other Business. The Holding Company has engaged in no other business since its inception other than the holding of the shares of the Issuer. The Holding Company has not entered into any transaction, contract, agreement, instrument or other contractual obligation other than the Transaction Documents to which it is a party.

SECTION 5.03. Parent’s Representations and Warranties. The Parent represents and warrants to the Noteholders as of the date hereof:

(a) Organization; Powers. The Parent is duly organized, validly existing and in good standing (to the extent the concept applies to the Parent) under the laws of the State of Pennsylvania and has all requisite power and authority to carry on its business as now conducted. The Parent is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except as would not be reasonably be expected to cause or constitute a Material Adverse Change.

(b) Authorization; Enforceability. The execution, delivery and performance by the Parent of the Transaction Documents to which it is a party are within the Parent’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each of the Transaction Documents to which the Parent is a party has been duly executed and delivered by the Parent and constitutes a legal, valid and binding obligation of the Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Governmental Approvals; No Conflicts. The execution, delivery and performance by the Parent of the Transaction Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority other than those that have been obtained, filed or taken, (ii) will not violate the organizational documents of the Parent or any applicable law or regulation or any order of any Governmental Authority applicable to the Parent except, with respect to a violation of any such law, regulation or order, as would not reasonably be expected to cause or constitute a Material Adverse Change, and (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent, except as would not reasonably be expected to cause or constitute a Material Adverse Change under clause (B)(ii) of the definition thereof.

(d) Litigation Matters. There are no actions, suits or proceedings, including tax claims and insolvency proceedings, by or before any arbitrator or Governmental Authority pending against or affecting the Parent that would reasonably be expected to cause or constitute a Material Adverse Change under clause (B)(ii) of the definition thereof.

(e) Compliance with Laws and Agreements. The Parent is in compliance with all laws, regulations and orders of any Governmental Authority, including anti-money laundering laws, if any, and securities laws, applicable to it and all indentures, agreements and other instruments binding upon it, except in each case as would not reasonably be expected to cause or constitute a Material Adverse Change under clause (B)(ii) of the definition thereof.

SECTION 5.04. Fiscal Agent’s Representations and Warranties. The Fiscal Agent represents and warrants to the Issuer as of the date hereof that:

(a) Organization; Powers. The Fiscal Agent is duly organized, validly existing and in good standing (to the extent the concept applies to the Fiscal Agent) under the laws of Delaware and has all requisite power and authority to carry on its business as now conducted. The Fiscal Agent is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except as would not reasonably be expected to cause or constitute a Material Adverse Change.

(b) Authorization; Enforceability. The execution, delivery and performance by the Fiscal Agent of the Transaction Documents are within the Fiscal Agent’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each of the Transaction Documents to which the Fiscal Agent is a party have been duly executed and delivered by the Fiscal Agent and constitutes a legal, valid and binding obligation of the Fiscal Agent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 5.05. Collateral Agent’s Representations and Warranties. The Collateral Agent represents and warrants to the Issuer as of the date hereof that:

(a) Organization; Powers. The Collateral Agent is duly organized, validly existing and in good standing (to the extent the concept applies to the Collateral Agent) under the laws of the State of Missouri, has all requisite power and authority to carry on its business as now conducted, is duly licensed under the laws of the State of Missouri and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except as would not be reasonably be expected to cause or constitute a Material Adverse Change.

(b) Authorization; Enforceability. The execution, delivery and performance by the Collateral Agent of the Transaction Documents to which it is a party are within the Collateral Agent’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each of the Transaction Documents to which the Collateral Agent is a party have been duly executed and delivered by the Collateral Agent and constitutes a legal, valid and binding obligation of the Collateral Agent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

ARTICLE VI

Covenants of the Issuer

SECTION 6.01. Compliance with Laws. The Issuer shall comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property.

SECTION 6.02. Existence. The Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its separate existence, rights (statutory and pursuant to its organizational documents) and franchises.

SECTION 6.03. Business of the Issuer. The Issuer shall (i) administer the Business with due care and (ii) maintain (a) all licenses and permits necessary to perform the administration of the Business, (b) all material data related to the administration of the Business in a form consistent with prudent industry standards and in accordance with the Administration Services Agreement and (c) all administrative systems related to the Business with appropriate security, business continuity testing, data retention and other internal controls consistent with prudent industry standards. The Issuer shall not, without the prior written consent of the Required Noteholders (1) assign or otherwise attempt to assign or transfer the Business to another Person or (2) engage in or acquire any new business, whether administrative or otherwise, unrelated to the Business. The Issuer shall not engage in any transaction unless the terms of such transaction are on an “arm’s length” commercial basis with any other party to such transaction.

SECTION 6.04. Transaction Documents. With respect to each Transaction Document, the Issuer shall comply with all of the material terms and conditions, perform its material obligations and enforce its material rights. The Issuer shall not agree to amend, modify, supplement, terminate or waive any part of any of the Transaction Documents without the prior written consent of the Required Noteholders.

SECTION 6.05. Dividends. The Issuer shall not pay or declare any dividends or other distributions to its shareholders on or prior to the third (3rd) anniversary of the Closing Date; provided, however, that on or prior to the third (3rd) anniversary of the Closing Date the Issuer shall be permitted to pay one or more dividends or other distributions to its shareholders in an aggregate amount not to exceed $2.5 million; provided, further, that each such dividend or distribution would otherwise be permitted under this Agreement or the Issuer Security Agreement. The Issuer shall only pay or declare any dividends or other distributions to its shareholders within forty (40) days following the end of any fiscal quarter and only to the extent that immediately following the payments of such dividend or other distribution (such determination shall be made pursuant to the Cash Flow Projection most recently provided to the Noteholders prior to such dividend or distribution, subject to the last sentence of this Section 6.05), (a) the Fifteen-Year Loan-to-Value Ratio is less than seventy-five percent (75%) and the Loan-to-Value Ratio is less than ninety percent (90%), (b) the amount of funds in the Debt Service Coverage Account exceeds the Debt Service Coverage Account Target Amount and (c) the amount of funds in the Working Capital Account minus the amount of any accrued but unpaid taxes, inclusive of amounts contested pursuant to Section 6.21 exceeds the Working Capital Account Target Amount and (d) no Event of Default shall have occurred and be continuing. For the avoidance of doubt, the Fifteen-Year Loan-to-Value Ratio and the Loan-to-Value Ratio shall be as calculated pursuant to a Cash Flow Projection calculated as of the last day of the immediately preceding fiscal quarter provided to the Noteholders not less than thirty (30) calendar days prior to such proposed payment of a dividend or other distribution.

SECTION 6.06. Investments. The Issuer shall invest the assets in the Debt Service Coverage Account and the Working Capital Account only in Permitted Investments.

SECTION 6.07. Liens. The Issuer shall not create or permit any Liens upon its assets and shall not otherwise utilize (by pledge, transfer or otherwise) its assets or cash flows from its assets to make capital expenditures or repay indebtedness for money borrowed or liabilities except (a) as required by the Transaction Documents, (b) to otherwise engage in the Issuer Obligations and (c) Permitted Liens.

SECTION 6.08. Issuance of Securities. Except as provided by this Agreement or any other Transaction Document, the Issuer shall not issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or any bonds, notes, debentures, or other debt securities of the Issuer, or any other securities of the Issuer, and shall not enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, for the sale of any such securities or any securities convertible into or exchangeable for any such securities without the prior written consent of the Required Noteholders. Nothing in this Section 6.08 shall prohibit capital contributions to the Issuer by the shareholders of the Issuer in respect of its outstanding common stock.

SECTION 6.09. Subsidiaries. The Issuer shall not form any subsidiaries, without the prior written consent of the Required Noteholders.

SECTION 6.10. Indebtedness. The Issuer shall not incur or otherwise become liable for, directly or indirectly, any Debt except for (i) the Notes, (ii) purchase money or capital lease obligations not to exceed $500,000 in the aggregate outstanding at any time and (iii) the PFASC Facility Lease.

SECTION 6.11. Books and Records; Inspection Rights. The Issuer shall (i) maintain and implement reasonable administrative and operating procedures with respect to records relating to its business and activities and (ii) keep and maintain all material documents, books and records in which true and correct entries are made and other information relating to its business and activities. Upon the reasonable prior notice and at the expense of the Noteholders; provided, however, that upon the occurrence of an Event of Default such inspection shall be at the expense of the Issuer, and so long as the Issuer is not in breach of this Section 6.11, the Issuer shall permit any representatives designated by the Noteholders (including but not limited to the Collateral Agent) to visit and inspect its properties once per quarter (subject to any applicable site rules of the Issuer governing business visitors generally), to examine its books and records, records of board meetings, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and during regular business hours; provided, that in the event that the Issuer materially breaches any covenant under this Section 6.11 and upon the reasonable prior notice and at the expense of the Issuer, the Issuer shall permit such inspection by representatives designated by the Noteholders (including but not limited to the Collateral Agent) without limiting such inspection to once per quarter.

SECTION 6.12. Reporting Documents. The Issuer will furnish, or cause to be furnished, to the Noteholders each of the reports, documents, certifications and information in Exhibit E in accordance with the timing set forth therein.

SECTION 6.13. Material Agreements, Expenses or Expenditures. The Issuer shall not enter into or terminate any agreement that would have a material effect on the cash flows of the Issuer or incur any expense or expenditure in excess of $1,000,000, which was not incorporated into the most recent Annual Budget delivered by the Issuer without the prior written consent of the Required Noteholders.

SECTION 6.14. Collections. The Issuer shall cause (i) all Collections to be remitted by the Obligors directly to a Collection Account, and (ii) each Collection Account shall be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any Collections are remitted directly to Issuer or any Affiliate of Issuer, Issuer will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account following receipt thereof, and, at all times prior to such remittance, Issuer will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Collateral Agent. Issuer will maintain exclusive ownership, dominion and control (subject to the terms of the Security Agreement) of each Collection Account and shall not grant the right to take dominion and control of any Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Collateral Agent as contemplated by the Issuer Security Agreement.

SECTION 6.15. Change in Payment Instructions to Obligors. Issuer shall not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Collection Account, unless the Collateral Agent shall have received, at least ten (10) calendar days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) (A) with respect to the addition of a Collection Bank or a Collection Account, an executed Collection Account Agreement with respect to the new Collection Account.

SECTION 6.16. Redemption; Recapitalization. The Issuer shall not enter into or take any actions to cause the recapitalization, redemption, reorganization or distribution of any of its capital stock except in connection with the Tax Restructuring.

SECTION 6.17. Constituent Documents.

(a) The Issuer’s governing documents shall allow the Noteholders to designate an observer to the board of directors and each of its committees. The Collateral Agent shall give reasonable prior notice to the Issuer designating the name of the initial observer prior to the first meeting of the board of directors after the Closing Date and such designated person shall thereafter serve as the observer for purposes of this Section 6.17. If at any time the Noteholders wish to designate a new observer, the Collateral Agent shall give reasonable prior notice of the decision to appoint a new observer to the Issuer prior to the next applicable meeting of the board of directors. The observer shall have no voting rights but shall be entitled to attend all meetings of the board of directors and its committees called or organized in accordance with the constituent documents, including any executive sessions or other partial meetings. The parties acknowledge that for any such meetings conducted by conference call, the observer’s attendance by telephone shall be sufficient. The observer shall be given reasonable prior notice of any meeting of the board of directors or any of its committees or any proposed action by written consent and shall simultaneously be provided copies of all information provided generally to all members of the board of directors or its committees in their capacity as members of the board. No action may be taken at any such meeting or by any such written consent unless such notice and information provision requirements have been complied with, unless such have observer shall have waived in writing such notice and information requirements or shall have thereafter consent to or ratify any such action in writing. Notwithstanding the foregoing, (i) at the request of the Issuer, the observer will temporarily leave any such meeting if such action is reasonably necessary (as determined by the unanimous vote of the board of directors (including the Independent Director) following confirmation with outside counsel) to preserve attorney-client privilege with respect to such meeting or the information disseminated therein, and (ii) the Issuer shall not be required to provide materials and information to the observer if such materials or information would waive the attorney-client privilege. The observer will maintain the confidentiality of any trade secrets or proprietary or confidential information of the Issuer or any of its Affiliates obtained through attendance of such meetings; provided, that such information may be disclosed to the Collateral Agent, the Noteholders and any of their respective Affiliates, except that with respect to the Affiliates only, such information shall only be disclosed to the extent reasonably necessary for the Collateral Agent or the Noteholders to enforce their rights and remedies under the Loan Documents; provided, further that each of the Collateral Agent, Noteholders and each of their respective Affiliates agree to maintain the confidentiality of any trade secrets or proprietary or confidential information of the Issuer so obtained.

(b) The Issuer shall comply with all of the material terms and conditions of, and perform its obligations under, its governing documents.

(c) The Issuer shall not at any time cause any amendments or modifications to be made to its governing documents, including but not limited to the Issuer Constituent Documents, without the prior written consent of the Collateral Agent (on behalf of the Noteholders), such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 6.18. Consultation. The Issuer will notify the Collateral Agent of any of the following events, consult with the Collateral Agent in connection therewith and follow recommendations of the Collateral Agent (for the benefit of the Noteholders) in good faith to remedy such matters:

(a) in the event that due to a default or an alleged default under an Acquisition Transaction Document, (i) the Administrative Services Agreement is reasonably expected to be terminated if such default is not cured or (ii) a payment, credit or reduction of $1,000,000 or more has been made by, or is reasonably expected to be made by the Issuer to any Affiliate of The Hartford Financial Services Group, Inc.;

(b) in the event that the Baseline Debt Service Cash Flows are reasonably likely to decrease by five percent (5%) from the previous Baseline Debt Service Cash Flows;

(c) in the event that total expenses (other than interest on the Notes) for the year-to-date period set forth in the Actual to Budget Expense Variance Analysis (as defined in Exhibit E attached hereto) is greater than 110% of the respective budgeted total expenses set forth in the Annual Budget furnished to the Noteholders for the same period; or

(d) in the event that total revenues for the year-to-date period set forth in the Actual to Projected Revenue Variance Analysis (as defined in Exhibit E attached hereto)is less than 90% of the respective projected total revenues set forth in the Cash Flow Projections most recently furnished to the Noteholders.

SECTION 6.19. Non-Consolidation.

(a) The Issuer may enter into service agreements with its Affiliates, such that the employees of such Affiliates act on behalf of the Issuer; provided, however, that such employees shall at all times hold themselves out to third parties as representatives of the Issuer while performing duties under such service agreements, except where applicable state law requires the Issuer to conduct the Business through PFLAC except in the case of PFLAC acting pursuant to the PFLAC Services Agreement where applicable state law requires the Issuer to conduct the Business through PFLAC.

(b) Any Affiliate of the Issuer that acts as an agent of the Issuer shall so act solely through express agencies; provided, however, that each such Person fully discloses to any third party the agency relationship with the Issuer; and provided, further, that such parties receive fair compensation or compensation consistent with regulatory requirements, as appropriate, from the Issuer for the services provided, provided, however, that such compensation is subject to the restrictions of Section 6.13 hereof.

(c) The Issuer shall not act as an agent for any of its Affiliates.

(d) The Issuer shall not acquire any, merge into or consolidate with any Person or, to the fullest extent permitted by law, dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of any of its assets other than in accordance with the Transaction Documents, or change its legal structure, fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation or to the fullest extent permitted by law, seek dissolution or winding up in whole, or in part; provided, however, that the Issuer may merge into or consolidate with any Person with the prior written consent of the Required Noteholders or in connection with the Tax Restructuring.

(e) The Issuer shall maintain its bank accounts, books and records separate from those of its Affiliates and any other Person, use the name “PHILADELPHIA FINANCIAL ADMINISTRATION SERVICES COMPANY” in all correspondence, and use separate stationery, invoices and checks, except as otherwise required by applicable law.

(f) The Issuer shall, in accordance with its organizational documents, maintain its own records, books, resolutions and agreements, and such books and records shall be adequate and sufficient to identify all of its assets.

(g) The Issuer shall prepare financial statements and accounting records for itself that are separate from the financial statements and accounting records of its Affiliates that clearly identify the Issuer’s individual assets and liabilities and segregate them from those of its Affiliates; provided, that the Issuer also may permit such financial statements to be part of consolidated financial statements of another entity which acknowledges that the Issuer is a separate entity.

(h) The Issuer shall not commingle funds or other assets of the Issuer with those of its Affiliates or any other Person, shall not maintain bank accounts or other depository accounts to which any of its Affiliates is an account party, into which any of its Affiliates makes deposits or from which any of its Affiliates has the power to make withdrawals.

(i) The Issuer shall hold its assets in its own name.

(j) The Issuer shall not permit any of its Affiliates to pay any of the Issuer’s operating expenses unless such operating expenses are paid by such Affiliate pursuant to an agreement between such Affiliate and the Issuer providing for the allocation of such expenses and such expenses are reimbursed by the Issuer out of its own funds. The Issuer shall not allow any Person to pay its debts, liabilities and expenses except as permitted by the immediately preceding sentence or fail to pay its debts, liabilities and expenses from its own assets (including, as applicable, shared personnel and overhead expenses).

(k) The Issuer shall allocate fairly and reasonably any overhead expenses that it shares with any Affiliates or any other Person, including, but not limited to, paying for shared offices space and services performed by any employee of its Affiliates.

(l) The Issuer shall at all times hold itself out to the public as a legal entity separate and distinct from any other Person and shall act solely in its own name and through its duly authorized officers or agents and identify itself as a separate and distinct Person under its own name in order not to (i) mislead others as to the Person with which such other party is transacting business, or (ii) suggest that the Issuer is responsible for the debts of any third party (including any Affiliate of the Issuer, or any shareholder, partner, member, principal or Affiliate thereof). The Issuer shall correct any known misunderstandings regarding its separate identity from its Affiliates.

(m) Following the date hereof, the Issuer shall not enter into any contract, agreement or arrangement with any of its Affiliates except in the ordinary course of its business and on terms and conditions at least as favorable to the Issuer as would be obtainable by the Issuer at the relevant time in a comparable arm’s-length transaction or series of transactions with a Person other than an Affiliate thereof, as determined by the Issuer.

(n) The Issuer shall not consent to any of its Affiliates granting consensual Liens on the Issuer’s property.

(o) The Issuer shall maintain its assets in such a manner that it is or will not be unreasonably costly or difficult to segregate, identify or ascertain its assets from those of any other Person.

(p) The Issuer shall not assume, guarantee, become obligated for, pay, or hold itself out to be responsible for, the Debt or obligations of any Affiliate (other than as contemplated by the Transaction Documents) or other Person and shall not consent to any of its Affiliates assuming, granting, becoming obligated for, paying or holding itself out to be responsible for the Debt or obligation of the Issuer.

(q) The Issuer shall not make any loans or advances to its Affiliates.

(r) The Issuer shall not hold itself out as or be considered as a department or division of (i) any shareholder, partner, principal, member or Affiliate of the Issuer, (ii) any Affiliate of a shareholder, partner, principal, member or Affiliate of the Issuer, or (iii) any other Person or allow any Person to identify the Issuer as a department or division of that Person.

(s) The Issuer shall not conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Issuer or the creditors of any other Person.

(t) The Issuer shall not pledge its assets for the benefit of any other Person or make any loans or advances to any Person or acquire any obligations or securities of any Affiliates except as permitted or required pursuant to the Transaction Documents.

(u) The Issuer shall observe all organizational and procedural formalities required by this Agreement, its articles of organization, its by-laws and any other governing documents, and by applicable law, as the case may be, including, but not limited to, in paying dividends or transferring any of its assets to any of its Affiliates. The Issuer complies and will comply with all the terms and provisions contained in its articles of organization and its by-laws.

(v) The Issuer shall ensure that all actions relating to (i) the dissolution or liquidation of the Issuer or (ii) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Issuer, are duly authorized by unanimous vote of its directors (including the Independent Director).

(w) The Issuer shall have a board of directors separate from that of its holders of common stock and any other Person (provided that the foregoing shall not prohibit any person from sitting on the board of directors of the Issuer and the board of directors of any other Person simultaneously)and shall cause its board of directors to observe all other corporate formalities.

(x) The Issuer shall have at least one Independent Director, except only during any period in which no Independent Director serves in such capacity (other than as a result of action by the Issuer or its Affiliates in violation of this Agreement or the governing documents of the Issuer) and until a successor Independent Director is identified and appointed by the Issuer in compliance with Section 6.23 of this Agreement.

For the avoidance of doubt, nothing in this Section 6.19 or elsewhere in the Loan Documents shall prohibit the execution, delivery and performance of the Broker-Dealer Services Agreement.

SECTION 6.20. Ratings. At the request of the Required Noteholders, the Issuer shall use its best efforts to obtain a rating with respect to the Notes from a nationally recognized rating agency; provided, that the Noteholders shall reimburse the Issuer for all out-of-pocket expenses and other costs incurred in connection with obtaining such rating. Once obtained, the Issuer shall comply in all material respects with any requirements of such nationally recognized rating agency, including, but not limited to, any payment obligations, reporting obligations or obligations that are required by Rule 17g-5 of the Securities Exchange Act of 1934.

SECTION 6.21. Taxes.

(a) The Issuer shall timely file or cause to be filed all Tax returns and reports required to be filed and shall pay or cause to be paid all Taxes required to be paid by it, in each case prior to delinquency, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves are reflected on the Issuer’s books and records.

(b) The Issuer shall not become a member of any affiliated group (within the meaning of Internal Revenue Code section 1504(a)) filing a consolidated federal income tax return before the Notes have been paid in full.

(c) The Issuer shall take all actions necessary to change its corporate structure to a limited liability company organized under the laws of the State of Delaware such that the Issuer shall cease to be treated as a corporation for federal income tax purposes, or shall otherwise take all such alternative actions necessary to prevent the consolidation of the Issuer with any other Person for federal income tax purposes (such change in corporate structure or alternative actions, the “Tax Restructuring”) which Tax Restructuring shall be effective on or before July 13, 2013. The Issuer shall take all necessary actions to facilitate the Tax Restructuring including, without limitation, by entering into or consenting to amendments to this Agreement or other Transaction Documents, making, or causing to be made, all filings and submissions and seeking any required regulatory approvals, executing and delivering such additional agreements, instruments or documents and taking such other actions as shall be reasonably necessary, or otherwise reasonably requested by the Noteholders, in effecting any such Tax Restructuring; provided, that any such amendments or additional agreements, instruments or documents entered into in order to consummate such Tax Restructuring shall (i) not adversely affect the economic position of the Noteholders and the rights of the Noteholders and the Collateral Agent under the Transaction Documents, (ii) be subject to the prior written consent of the Collateral Agent (on behalf of the Required Noteholders), such consent not to be unreasonably withheld, delayed or conditioned, and (iii) be on commercial terms substantially identical to the terms of the Transaction Documents as in effect immediately prior to the Tax

Restructuring. The Issuer shall reimburse the Collateral Agent and the Noteholders for all reasonable out-of-pocket expenses and other costs (including any attorneys’ fees) incurred in connection with the negotiation, preparation or administration of any amendments, modifications or waivers to the Transaction Documents to implement the Tax Restructuring.

(d) Following the Tax Restructuring, if the Issuer is not treated as a corporation for income tax purposes, distributions by the Issuer to its owner or owners for payment of income taxes shall not exceed the actual payment obligation of such owner or owners (if any) to a taxing authority attributable to net income of the Issuer for periods for which the Issuer is not treated as a corporation, provided, however, that such distributions may be increased as necessary to compensate a regulated insurance company for the use of such company’s tax attributes to offset the net income of the Issuer.

SECTION 6.22. Security Interest. The Issuer shall grant to and maintain in favor of the Collateral Agent a valid first priority perfected Lien (subject to Permitted Liens) on the applicable Collateral pursuant to the Issuer Security Agreement.

SECTION 6.23. Appointment of Independent Director. The Issuer shall give notice to the Noteholders of the decision to appoint a new director of the Issuer as the Independent Director for purposes of this Agreement, such notice to be issued not less than fifteen (15) calendar days prior to the effective date of such appointment which notice shall certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.” The Issuer shall not appoint such Independent Director without the written acknowledgement by the Required Noteholders, such acknowledgement to be delivered within ten (10) Business Days after receipt of notice from the Issuer pursuant to this Section 6.23, that such Person conforms, to the reasonable satisfaction of the Required Noteholders, with the criteria set forth in the definition herein of “Independent Director;” provided, that if the Required Noteholders do not deliver such acknowledgement within ten (10) Business Days, the Noteholders will be deemed to have acknowledged that such Independent Director satisfies the criteria set forth in the definition herein of “Independent Director.” For the avoidance of doubt, the notice requirements set forth in this Section 6.23 do not apply to the appointment of the initial Independent Director.

SECTION 6.24. Insurance. The Issuer shall maintain in good faith insurance with respect to its business against loss or damage of the kinds customarily insured against by companies engaged in the same or similar business, of such types and in such coverage as are customarily carried under similar circumstances by such other companies.

ARTICLE VII

Covenants of the Holding Company

SECTION 7.01. Compliance with Laws. The Holding Company shall comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property.

SECTION 7.02. Existence. The Holding Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its separate existence, rights (statutory and pursuant to its organizational documents) and franchises.

SECTION 7.03. Business Interference. The Holding Company shall not impair the ability of the Issuer to administer its Business and shall not cause the Issuer to take actions inconsistent with its obligations under the Transaction Documents.

SECTION 7.04. Obligations. The Holding Company’s obligations under this Agreement and the Transaction Documents to which it is a party shall continue and remain in full force and effect at all times until all of the obligations under this Agreement and the Notes have actually been paid in full. Subject to the foregoing, the Holding Company’s liability under this Agreement and the Transaction Documents to which it is a party shall continue until all periods have expired within which the Issuer could be required to return, repay or disgorge any amount paid at any time on account of the obligations under this Agreement.

SECTION 7.05. Dividends. The Holding Company shall promptly, and in no event later than two (2) Business Days, return to the Issuer any dividends or other distributions made by the Issuer unless such dividends or distributions were made in accordance with Section 6.05 hereof.

SECTION 7.06. Issuer Constituent Documents. The Holding Company shall not at any time cause any amendments or modifications to be made to the Issuer’s governing documents, including, but not limited to, the Issuer Constituent Documents, without prior written consent of the Collateral Agent (on behalf of the Noteholders), such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 7.07. Business of the Holding Company. The Holding Company shall not at any time engage in any business other than owning the capital stock of the Issuer.

SECTION 7.08. Liens. The Holding Company shall not create or permit any Liens upon its assets and shall not otherwise utilize (by pledge, transfer or otherwise) its assets or cash flows from its assets to make capital expenditures or repay indebtedness for money borrowed or liabilities except (a) as permitted or required by Section 7.15 or the Transaction Documents.

SECTION 7.09. Issuance of Securities. Except as provided by this Agreement or any other Transaction Document, the Holding Company shall not issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or any bonds, notes, debentures, or other debt securities of the Holding Company, or any other securities of the Holding Company, and shall not enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, for the sale of any such securities or any securities convertible into or exchangeable for any such securities without the prior written consent of the Required Noteholders. Nothing in this Section 7.09 shall prohibit capital contributions to the Parent by the shareholders of the Parent in respect of its outstanding common stock.

SECTION 7.10. Indebtedness. The Holding Company shall not incur or otherwise become liable for, directly or indirectly, any Debt.

SECTION 7.11. Redemption; Recapitalization. The Holding Company shall not enter into, consent to or take any actions to cause the recapitalization, redemption, reorganization or distribution of any of the capital stock of the Issuer except in connection with the Tax Restructuring.

SECTION 7.12. Constituent Documents. The Holding Company shall not at any time cause any amendments or modifications to be made to its governing documents, including but not limited to the Limited Liability Agreement, without the prior written consent of the Required Noteholders, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 7.13. Non-Consolidation.

(a) The Holding Company may enter into service agreements with its Affiliates, such that the employees of such Affiliates act on behalf of the Holding Company; provided, however, that such employees shall at all times hold themselves out to third parties as representatives of the Holding Company while performing duties under such service agreements.

(b) Any Affiliate of the Holding Company that acts as an agent of the Holding Company shall so act solely through express agencies; provided, however, that each such Person fully discloses to any third party the agency relationship with the Holding Company; and provided, further, that such parties receive fair compensation or compensation consistent with regulatory requirements, as appropriate, from the Holding Company for the services provided.

(c) The Holding Company shall not act as an agent for any of its Affiliates.

(d) The Holding Company shall not acquire any, merge into or consolidate with any Person or, to the fullest extent permitted by law, dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of any of its assets other than in accordance with the Transaction Documents, or change its legal structure, fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation or to the fullest extent permitted by law, seek dissolution or winding up in whole, or in part; provided, however, that the Holding Company may merge into or consolidate with any Person with the prior written consent of the Required Noteholders.

(e) The Holding Company shall maintain its bank accounts, books and records separate from those of its Affiliates and any other Person, use the name “PFASC HOLDINGS, LLC” in all correspondence, and use separate stationery, invoices and checks, except as otherwise required by applicable law.

(f) The Holding Company shall, in accordance with its organizational documents, maintain its own records, books, resolutions and agreements, and such books and records shall be adequate and sufficient to identify all of its assets.

(g) The Holding Company shall prepare financial statements and accounting records for itself that are separate from the financial statements and accounting records of its Affiliates that clearly identify the Holding Company’s individual assets and liabilities and segregate them from those of its Affiliates; provided, that the Holding Company also may permit such financial statements to be part of consolidated financial statements of another entity which acknowledges that the Holding Company is a separate entity.

(h) The Holding Company shall not commingle funds or other assets of the Holding Company with those of its Affiliates or any other Person, shall not maintain bank accounts or other depository accounts to which any of its Affiliates is an account party, into which any of its Affiliates makes deposits or from which any of its Affiliates has the power to make withdrawals.

(i) The Holding Company shall hold its assets in its own name.

(j) The Holding Company shall not permit any of its Affiliates to pay any of the Holding Company’s operating expenses unless such operating expenses are paid by such Affiliate pursuant to an agreement between such Affiliate and the Holding Company providing for the allocation of such expenses and such expenses are reimbursed by the Holding Company out of its own funds. The

Holding Company shall not allow any Person to pay its debts, liabilities and expenses except as permitted by the immediately preceding sentence or fail to pay its debts, liabilities and expenses from its own assets (including, as applicable, shared personnel and overhead expenses).

(k) The Holding Company shall allocate fairly and reasonably any overhead expenses that it shares with any Affiliates or any other Person, including, but not limited to, paying for shared offices space and services performed by any employee of its Affiliates.

(l) The Holding Company shall at all times hold itself out to the public as a legal entity separate and distinct from any other Person and shall act solely in its own name and through its duly authorized officers or agents and identify itself as a separate and distinct Person under its own name in order not to (i) mislead others as to the Person with which such other party is transacting business, or (ii) suggest that the Holding Company is responsible for the debts of any third party (including any Affiliate of the Holding Company, or any shareholder, partner, member, principal or Affiliate thereof). The Holding Company shall correct any known misunderstandings regarding its separate identity from its Affiliates.

(m) Following the date hereof, the Holding Company shall not enter into any contract, agreement or arrangement with any of its Affiliates except in the ordinary course of its business and on terms and conditions at least as favorable to the Holding Company as would be obtainable by the Holding Company at the relevant time in a comparable arm’s-length transaction or series of transactions with a Person other than an Affiliate thereof, as determined by the Holding Company.

(n) The Holding Company shall not consent to any of its Affiliates granting consensual Liens on the Holding Company’s property.

(o) The Holding Company shall maintain its assets in such a manner that it is or will not be unreasonably costly or difficult to segregate, identify or ascertain its assets from those of any other Person.

(p) The Holding Company shall not assume, guarantee, become obligated for, pay, or hold itself out to be responsible for, the Debt or obligations of any Affiliate (other than as contemplated by the Transaction Documents) or other Person and shall not consent to any of its Affiliates assuming, granting, becoming obligated for, paying or holding itself out to be responsible for the Debt or obligation of the Holding Company.

(q) The Holding Company shall not make any loans or advances to its Affiliates.

(r) The Holding Company shall not hold itself out as or be considered as a department or division of (i) any shareholder, partner, principal, member or Affiliate of the Holding Company, (ii) any Affiliate of a shareholder, partner, principal, member or Affiliate of the Holding Company, or (iii) any other Person or allow any Person to identify the Holding Company as a department or division of that Person.

(s) The Holding Company shall not conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Holding Company or the creditors of any other Person.

(t) The Holding Company shall not pledge its assets for the benefit of any other Person or make any loans or advances to any Person or acquire any obligations or securities of any Affiliates except as permitted or required pursuant to the Transaction Documents.

(u) The Holding Company shall observe all organizational and procedural formalities required by this Agreement, its articles of organization, its by-laws and any other governing documents, and by applicable law, as the case may be, including, but not limited to, in paying dividends or transferring any of its assets to any of its Affiliates. The Holding Company complies and will comply with all the terms and provisions contained in its articles of organization and its by-laws.

(v) The Holding Company shall ensure that all actions relating to (i) the dissolution or liquidation of the Holding Company or (ii) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Holding Company, are duly authorized by unanimous vote of its directors (including the Independent Manager).

(w) The Holding Company shall have a board of managers separate from that of any other Person (provided that the foregoing shall not prohibit any individual from sitting on the board of managers of the Holding Company and the board of directors of any other Person simultaneously) and shall cause its board of managers to observe all other corporate formalities. For the avoidance of doubt, the Person serving as the Independent Director of the Issuer may also serve as the Independent Manager of the Holding Company.

(x) The Holding Company shall have at least one Independent Manager, except only during any period in which no Independent Manager serves in such capacity (other than as a result of action by the Holding Company and its Affiliates in violation of this Agreement or the governing documents of the Holding Company) and until a successor Independent Manager is identified and appointed by the Holding Company in compliance with Section 7.16 of this Agreement.

For the avoidance of doubt, nothing in this Section 7.13 or elsewhere in the Loan Documents shall prohibit the execution, delivery and performance of any tax-sharing agreement entered into between or among any of the Holding Company and any of its Affiliates.

SECTION 7.14. Taxes. The Holding Company shall timely file or cause to be filed all Tax returns and reports required to be filed and shall pay or cause to be paid all Taxes required to be paid by it, in each case prior to delinquency, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves are reflected on the Holding Company’s books and records.

SECTION 7.15. Security Interest. The Holding Company shall grant to and maintain in favor of the Collateral Agent a valid first priority perfected Lien on the applicable Collateral pursuant to the Holding Company Security Agreement.

SECTION 7.16. Appointment of Independent Manager. The Holding Company shall give notice to the Noteholders of the decision to appoint a new director of the Issuer as the Independent Manager for purposes of this Agreement, such notice to be issued not less than fifteen (15) calendar days prior to the effective date of such appointment which notice shall certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager.” The Holding Company shall not appoint such Independent Manager without the written acknowledgement by the Required Noteholders, such acknowledgement to be delivered within ten (10) days after receipt of notice from the Holding Company pursuant to this Section 7.16, that such Person conforms, to the reasonable satisfaction of the Required Noteholders, with the criteria set forth in the definition herein of “Independent Manager;” provided, that if the Required Noteholders do not deliver such acknowledgement within ten (10) Business Days, the Noteholders will be deemed to have acknowledged that such Independent Manager satisfies the criteria set forth in the definition herein of “Independent Manager.” For the avoidance of doubt, the notice requirements set forth in this Section 7.16 do not apply to the appointment of the initial Independent Manager.

SECTION 7.17. Tax Restructuring. The Holding Company shall cause the Issuer to effect the Tax Restructuring on or before July 13, 2013. The Holding Company shall take or cause the Issuer to take all necessary actions to facilitate the Tax Restructuring including, without limitation, by entering into or consenting to amendments to this Agreement or other Transaction Documents, making, or causing to be made, all filings and submissions and seeking any required regulatory approvals, executing and delivering such additional agreements, instruments or documents and taking such other actions as shall be reasonably necessary, or otherwise reasonably requested by the Noteholders, in effecting any such Tax Restructuring; provided, that any such amendments or additional agreements, instruments or documents entered into in order to consummate such Tax Restructuring shall (i) not adversely affect the economic position of the Noteholders and the rights of the Noteholders and the Collateral Agent under the Transaction Documents, (ii) be subject to the prior written consent of the Collateral Agent (on behalf of the Required Noteholders), such consent not to be unreasonably withheld, delayed or conditioned, and (iii) be on commercial terms substantially identical to the terms of the Transaction Documents as in effect immediately prior to the Tax Restructuring.

ARTICLE VIII

Covenants of the Parent

SECTION 8.01. Business Interference. The Parent shall not impair the ability of the Issuer to administer its Business and shall not cause the Issuer to take actions inconsistent with its obligations under the Transaction Documents.

SECTION 8.02. Obligations. The Parent’s obligations under this Agreement and the Transaction Documents to which it is a party shall continue and remain in full force and effect at all times until all of the obligations under this Agreement and the Notes have actually been paid in full. Subject to the foregoing, the Parent’s liability under this Agreement and the Transaction Documents to which it is a party shall continue until all periods have expired within which the Issuer could be required to return, repay or disgorge any amount paid at any time on account of the obligations under this Agreement.

SECTION 8.03. Redemption; Recapitalization. The Parent shall not enter into, consent to or take any actions to cause the recapitalization, redemption, reorganization or the distribution of any capital stock of the Issuer except in connection with the Tax Restructuring.

SECTION 8.04. Broker-Dealer Services Agreement. The Parent shall cause the Broker-Dealer to perform its obligations under the Broker-Dealer Services Agreement and the PFDC Services Agreement.

SECTION 8.05. Dividends. The Parent shall promptly, and in no event later than five (5) Business Days, return to the Holding Company any dividends or other distributions made by the Issuer to the Holding Company and subsequently distributed to the Parent unless such dividends or distributions were made by the Issuer in accordance with Section 6.05 hereof.

SECTION 8.06. Constituent Documents of the Issuer and the Holding Company. The Parent shall not at any time cause any amendments or modifications to be made to the governing documents of the Issuer or the Holding Company, including, but not limited to, the Issuer Constituent Documents and the Limited Liability Agreement, without prior written consent of the Collateral Agent (on behalf of the Noteholders), such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 8.07. Collections. In the event any Collections are remitted directly to any Affiliate of the Issuer, the Parent will cause all such payments to be remitted directly to a Collection Bank and deposited into a Collection Account and, at all times prior to such remittance, the Parent will cause such payments to be held in trust for the exclusive benefit of the Collateral Agent.

SECTION 8.08. Tax Restructuring. The Parent shall cause the Issuer to effect the Tax Restructuring on or before July 13, 2013. The Parent shall take or cause the Issuer to take all necessary actions to facilitate the Tax Restructuring including, without limitation, by entering into or consenting to amendments to this Agreement or other Transaction Documents, making, or causing to be made, all filings and submissions and seeking any required regulatory approvals, executing and delivering such additional agreements, instruments or documents and taking such other actions as shall be reasonably necessary, or otherwise reasonably requested by the Noteholders, in effecting any such Tax Restructuring; provided, that any such amendments or additional agreements, instruments or documents entered into in order to consummate such Tax Restructuring shall (i) not adversely affect the economic position of the Noteholders and the rights of the Noteholders and the Collateral Agent under the Transaction Documents, (ii) be subject to the prior written consent of the Collateral Agent (on behalf of the Required Noteholders), such consent not to be unreasonably withheld, delayed or conditioned, and (iii) be on commercial terms substantially identical to the terms of the Transaction Documents as in effect immediately prior to the Tax Restructuring.

ARTICLE IX

Conditions

SECTION 9.01. Conditions Precedent. The obligations hereunder shall not become effective until each of the following conditions are satisfied, in each case, to the reasonable satisfaction of the Noteholders (or waived in accordance with Section 11.02 hereof):

(a) The Noteholders (or its counsel) shall have received from the Issuer, the Holding Company, the Parent and PFLAC, as applicable, (i) an executed counterpart of the Loan Documents and (ii) written evidence satisfactory to the Noteholders (which may include telecopy or electronic transmission of signed signature pages) that the Acquisition Transaction Documents, including the Administrative Services Agreement, have been executed and consummated.

(b) The Noteholders shall have received favorable written opinions (addressed to the Noteholders and dated as of the Closing Date), substantially in the form of Exhibit G-1 and Exhibit G-2, and covering such other matters relating to the Issuer, this Agreement or the Issuer Obligations as the Noteholders shall reasonably request.

(c) The Noteholders shall have received confirmation from the Issuer that all of the closing conditions set forth in Article VI and Article VII of the Master Transaction Agreement have been fully satisfied and not waived (unless otherwise agreed in writing by the Noteholders).

(d) The Noteholders shall have received such documents and certificates as the Noteholders or its counsel may reasonably request relating to (i) the organization, existence and good standing of the Issuer, the authorization by the Issuer of the Transaction Documents and the Issuer Obligations and (ii) any other legal matters relating to the Issuer, or the Issuer Obligations, including documents evidencing the consummation of the Acquisition Transaction Documents and the acquisition contemplated therein.

(e) The representations and warranties contained in this Agreement are true and correct on the Closing Date.

(f) The Noteholders (or its counsel) shall have received from the Issuer and the Holding Company written evidence satisfactory to the Noteholders that the Issuer and the Holding Company have appointed an Independent Director and Independent Manager, as applicable.

(g) The Issuer shall have received capital contributions in the amount of $18,565,000 and $3,935,000 from the Holding Company and PFLAC, respectively.

ARTICLE X

Events of Default

SECTION 10.01. Events of Default If any of the following events shall occur, such event shall constitute an “Event of Default” hereunder:

(a) the Issuer shall fail to pay any Accrued Interest when due subject to a grace period of one (1) Business Day from receipt of notice by any Noteholder or the Collateral Agent of such failure;

(b) the Issuer shall fail to pay any principal when due, other than an optional principal prepayment pursuant to Section 3.17(d), subject to (i) with respect to Scheduled Principal Repayments a grace period of thirty (30) calendar days and (ii) with respect to Supplemental Principal Repayments and Additional Principal Repayments, a grace period of ninety (90) calendar days; provided, however, failure to make any payment of principal in the Extraordinary Revenue Payment Amount following the receipt of Extraordinary Revenue within the time period specified in Section 3.17(b) hereof is not subject to a grace period.

(c) the amount of funds in the Working Capital Account shall at any time fall below $2,000,000, subject to a grace period of thirty (30) calendar days; provided that once any such shortfall is cured within such thirty (30) calendar day grace period, the Working Capital Account shall remain above $2,000,000 for sixty (60) consecutive days following the initial date of the cure;

(d) the Issuer, the Holding Company or the Parent shall fail to observe or perform in any material respect any covenant or agreement contained in this Agreement or the Notes subject to a grace period of thirty (30) calendar days from receipt of notice by any Noteholder of such breach or actual knowledge of such breach by the Issuer, not including any covenant or agreement contained in this Agreement or the Notes for which an Event of Default has been otherwise specified. For the avoidance of doubt, the thirty (30) calendar day grace period provided for pursuant to this Section 10.01(e) shall not be applicable to Section 6.05, Section 6.23, Section 7.05, Section 7.16 and Section 8.05;

(e) the Issuer, the Holding Company, the Parent or PFLAC shall fail to observe or perform in any material respect any material covenant or agreement contained in or incorporated by reference into any Transaction Document (other than this Agreement or the Notes) to which it is a party (subject to any applicable notice and cure periods set forth in the applicable Transaction Document);

(f) an Event of Default (as such term is defined in the applicable Security Agreement) shall have occurred under the terms of any Security Agreement (subject to any applicable notice and cure period under the applicable Security Agreement);

(g) a default shall have occurred under the terms of the Administrative Services Agreement or the General Account COLI Administrative Services Agreement that gives any party thereto the right to terminate the Administrative Services Agreement or a default shall have occurred under the terms of any other material agreement of the Issuer that gives any party thereto the right to terminate such other material agreement (subject to any applicable notice and cure period under the Administrative Services Agreement or such other applicable material agreement);

(h) the notice of termination of the Administrative Services Agreement;

(i) the Issuer, the Parent, the Holding Company or PFLAC shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Laws now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(k), (iii) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (iv) make a general assignment for the benefit of creditors or (v) take any action for the purpose of effecting any of the foregoing;

(j) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Issuer, the Parent, the Holding Company or PFLAC, or their respective debts, or of a substantial part of their respective assets, under any Debtor Relief Laws now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator or similar official for the Issuer, the Parent, the Holding Company or PFLAC or for a substantial part of any of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(k) the acceleration of the due date of any material liability in excess of $500,000 of the Issuer;

(l) the Collateral Agent’s Liens on the Collateral granted pursuant to the Security Agreements shall cease to be valid first priority perfected Liens (subject to Permitted Liens; provided, that the Holding Company shall have no Permitted Liens); or

(m) the Issuer or the Parent, as applicable, shall fail to or fail to cause, as applicable, any Collections to be remitted and deposited into a Collection Account pursuant to Section 6.14 and Section 8.07, as applicable, within five (5) Business Days following receipt thereof.

SECTION 10.02. Remedies Upon an Event of Default. If any Event of Default occurs and is continuing, the Collateral Agent may (and at the direction of the Required Noteholders shall), subject to Section 10.03 and Section 10.04, with written notice to the Issuer, take any or all of the following actions at the same or different times, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer:

(a) accelerate the Notes and any principal, Accrued Interest or other amounts due thereon to become immediately due;

(b) increase the Interest Rate by an amount equal to the Default Interest Rate;

(c) require the Issuer to cease the payment of any dividend or any other distribution to shareholders;

(d) cause the foreclosure of any or all of the Collateral;

(e) replace the Issuer as the administrator under the Administrative Services Agreement;

(f) replace the Broker-Dealer as the broker-dealer under the Broker-Dealer Services Agreement;

(g) direct the Issuer in the conduct of its business;

(h) cause the Issuer to consult with and obtain the consent of the Required Noteholders prior to the implementation of any remediating actions with respect to such Event of Default;

(i) cause the assignment of Acquisition Transaction Documents by the Issuer to another entity selected by the Required Noteholders;

(j) exercise any rights or remedies set forth in the Transaction Documents; or

(k) (i) compel performance of the obligations of, or direct the exercise of rights of the Issuer against any party to a Transaction Document (other than the Noteholders or the Collateral Agent) under any of the Transaction Documents to which the Issuer is a party, (ii) enforce in the name of the Issuer all rights of the Issuer against any party to any of the Transaction Documents (other than the Noteholders or the Collateral Agent) and (iii) direct the Issuer to take, or refrain from taking, any other action; provided, that any such action compelled, enforced or directed shall not be in violation of applicable law; provided, further that the parties hereto acknowledge and agree that the Issuer has appointed the Collateral Agent as the Issuer’s attorney-in-fact and proxy, with full authority in the place and stead of the Issuer and in the name of the Issuer or otherwise to act pursuant to this 10.01(k).

provided, however, that in the event of an Event of Default that arises as result of the events described in Section 10.01(i) or Section 10.01(j), neither the Noteholders nor the Collateral Agent shall be required to provide written notice to the Issuer before taking any of the actions described immediately above in this Section 10.02.

SECTION 10.03. Limitation of Suits. No Noteholder shall have any right to institute any Proceeding, judicial or otherwise, with respect to any of the Transaction Documents, or for any other remedy hereunder, unless:

(i)	such Noteholder has previously given written notice to the Collateral Agent of a continuing Event of Default;

(ii)	the Required Noteholders have made written request to the Collateral Agent to institute such Proceeding in respect of such Event of Default in its own name as Collateral Agent hereunder;

(iii)	such Noteholder has offered to the Collateral Agent an indemnity and/or security satisfactory to the Collateral Agent against the reasonable costs, expenses and liabilities to be incurred or in respect of which it may become liable in complying with such request;

(iv)	the Collateral Agent for thirty (30) days after its receipt of such notice, request and offer of indemnity has failed to institute such Proceeding; and

(v)	no direction inconsistent with such written request has been given to the Collateral Agent during such thirty (30) day period by the Required Noteholders.

It is understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Agreement to affect, disturb or prejudice the rights of any other Noteholders or to obtain or to seek to obtain priority or preference over any other Noteholder or to enforce any right under this Agreement, except in the manner herein provided.

SECTION 10.04. Control by Noteholders. The Required Noteholders shall have the right to direct the time, method and place of conducting any Proceeding for any remedy available to the Collateral Agent pursuant to Section 10.02 with respect to the Notes or exercising any trust or power conferred on the Collateral Agent; provided, that:

(i)	such direction shall not be in conflict with any rule of law or with this Agreement; and

(ii)	the Collateral Agent may take any other action deemed proper by the Collateral Agent that is not inconsistent with such direction.

ARTICLE XI

Miscellaneous

SECTION 11.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Issuer:

Philadelphia Financial Administration Services Company

1650 Market Street, 54th Floor

Philadelphia, PA 19103

Attention: Chief Executive Officer

Phone: (484) 530-4800

Facsimile: (215) 977-7820

with copies to:

Tiptree Financial Partners, L.P.

780 Third Avenue, 21st Floor

New York, New York 10017

Attention: Geoffrey Kauffman

Tiptree Financial Partners, L.P.

780 Third Avenue, 21st Floor

New York, New York 10017

Attention: General Counsel

(ii)	if to the Holding Company:

PFASC Holdings, LLC

1650 Market Street, 54th Floor

Philadelphia, PA 19103

Attention: Chief Executive Officer

Facsimile: (215) 977-7820

with copies to:

Tiptree Financial Partners, L.P.

780 Third Avenue, 21st Floor

New York, New York 10017

Attention: Geoffrey Kauffman

Tiptree Financial Partners, L.P.

780 Third Avenue, 21st Floor

New York, New York 10017

Attention: General Counsel

(iii)	if to the Parent:

Philadelphia Financial Group, Inc.

1650 Market Street, 54th Floor

Philadelphia, PA 19103

Attention: Chief Executive Officer

Facsimile: (215) 977-7820

with copies to:

Tiptree Financial Partners, L.P.

780 Third Avenue, 21st Floor

New York, New York 10017

Attention: Geoffrey Kauffman

Tiptree Financial Partners, L.P.

780 Third Avenue, 21st Floor

New York, New York 10017

Attention: General Counsel

(iv)	if to the Fiscal Agent:

Philadelphia Financial Administration Services Company

1650 Market Street, 54th Floor

Philadelphia, PA 19103

Attention: Chief Executive Officer

Phone: (484) 530-4800

Facsimile: (215) 977-7820

with copies to:

Tiptree Financial Partners, L.P.

780 Third Avenue, 21st Floor

New York, New York 10017

Attention: Geoffrey Kauffman

Tiptree Financial Partners, L.P.

780 Third Avenue, 21st Floor

New York, New York 10017

Attention: General Counsel

(v)	if to the Noteholders:

RGA Worldwide Reinsurance Company, Ltd.

1370 Timberlake Manor Parkway

Chesterfield, MO 63017

Attention: President

Facsimile: 636-736-7554

with copies to:

RGA Worldwide Reinsurance Company, Ltd.

1370 Timberlake Manor Parkway

Chesterfield, MO 63017

Attention: General Counsel

Facsimile: 636-736-7554

(iv)	if to the Collateral Agent:

RGA Reinsurance Company

1370 Timberlake Manor Parkway

Chesterfield, MO 63017

Attention: Senior Vice President, Global Acquisitions

Facsimile: 636-736-7554

with copies to:

RGA Reinsurance Company

1370 Timberlake Manor Parkway

Chesterfield, MO 63017

Attention: Senior Vice President, Structured Finance

Facsimile: 636-736-7554

(b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 11.02. Waivers; Amendments.

(a) No failure or delay by the parties hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the parties hereto therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) While the Notes are outstanding, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Issuer and the Noteholders.

SECTION 11.03. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns or transferees permitted hereby including any agent appointed pursuant to Sections 3.11 and 3.12, except that the Issuer may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Required Noteholders (and any attempted assignment or transfer by the Issuer without such consent shall be null and void). A Noteholder may assign any of its rights under this Agreement or the Notes without the consent of the Issuer. A Transfer Agent or Paying Agent may not assign or transfer any of its rights under this Agreement except in accordance with Sections 3.11 and 3.12. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of the Noteholders or the Issuer) any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 11.04. Indemnity. The Issuer agrees to indemnify and hold harmless the Noteholders and each of their respective Affiliates, officers, directors, employees, attorneys, agents, successors and assigns from and against any and all claims, losses, liabilities, actions, suits, judgments, demands, damages, costs or expenses (including reasonable fees and expenses of legal counsel, consultants and other advisors and reasonable costs of investigations) of any nature (collectively, “Losses”) arising out of or based on any assertion, claim, suit or proceeding made by any third party arising out of, resulting from or relating to the transactions contemplated by the Transaction Documents, except for such Losses resulting from, arising out of or relating to (i) any claim involving fraud, gross negligence or willful misconduct of any of the Noteholders or their respective Affiliates or (ii) any action taken or compelled by the Collateral Agent or the Noteholders, or taken by the Issuer or any of its Affiliates at the request of the Collateral Agent or the Noteholders, with respect to any Acquisition Transaction Document, whether pursuant to Section 11.05 or otherwise. The Issuer agrees to indemnify and hold harmless the Noteholders against loss arising due to a failure of the Notes to be treated as indebtedness for federal income tax purposes. Anything in this Section 11.04 to the contrary notwithstanding, in no event shall the Issuer be liable to the Noteholders or any of their respective Affiliates, officers, directors, employees, attorneys, agents, successors or assigns for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Issuer has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 11.05. Assignment of Rights.

The Issuer hereby agrees that the Collateral Agent, for the benefit of the Noteholders, shall have the right, and for such purposes hereby assigns to the Collateral Agent the right, to compel performance of any obligation of, or direct the exercise of any right of the Issuer against Hartford and any other third party to any Transaction Document (other than any Transaction Document to which the Noteholders or Collateral Agent are a party) under any of the Transaction Documents to which the Issuer is a party (other than any Transaction Document to which the Noteholders or Collateral Agent are a party) in the event of the non-performance of or a breach by any such third party of such obligations and the failure of Issuer to take adequate (as determined by the Collateral Agent or Required Noteholders in their reasonable discretion) action, if such failure by the Issuer would, in the reasonable judgment of the Collateral Agent or Required Noteholders, be expected to have a material adverse effect on either (i) the Issuer’s ability to repay principal, interest, fees, costs or other amounts when due to the Noteholders under this Agreement or the Notes, without taking into account the balance of the Debt Service Coverage Account and the Working Capital Account as of the date of determination as a source of repayment, or (ii) the Baseline Debt Service Cash Flows. Such rights shall comprise part of the Collateral under the Issuer Security Agreement and as such shall be collateral for the Issuer’s obligations hereunder. The Parent and the Issuer agree that none of the Issuer or any of its respective Affiliates shall take any action that would impair the validity of the assignment set forth in this Section 11.05 of the ability of the Collateral Agent to enforce such assigned rights; provided that no enforcement actions of Issuer described in Section 11.05 shall be deemed to effect such an impairment.

SECTION 11.06. Survival. All covenants, agreements, representations and warranties made by any party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the purchase of the Notes or the repayment thereof, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Noteholders may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any Accrued Interest on the Notes or any fee or any other amount payable under this Agreement is outstanding and unpaid.

SECTION 11.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement together with the Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Noteholders or the Issuer may otherwise have to bring any action or proceeding relating to this Agreement against the other party hereto or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 11.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

[The Remainder of this Page is Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Senior Note Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PHILADELPHIA FINANCIAL ADMINISTRATION SERVICES COMPANY,
as the Issuer

By:	/s/ John K. Hillman
Name: John K. Hillman
Title: President

PHILADELPHIA FINANCIAL ADMINISTRATION SERVICES COMPANY, as the Fiscal Agent

By:	/s/ John K. Hillman
Name: John K. Hillman
Title: President

PFASC HOLDINGS, LLC, solely for purposes of Section 5.02 and Article VII of this Agreement

By:	/s/ John K. Hillman
Name: John K. Hillman
Title: President

PHILADELPHIA FINANCIAL GROUP, INC, solely for the purposes of Section 5.03, Article VIII and Section 11.05 of this Agreement

By:	/s/ John K. Hillman
Name: John K. Hillman
Title: President

Senior Note Purchase Agreement

RGA WORLDWIDE REINSURANCE COMPANY, LTD.
as Noteholder

By:	/s/ Mark M. Hopfinger
Name: Mark M. Hopfinger
Title: Senior Vice President

By:	/s/ C. Evans
Name: C. Evans
Title: Vice President

RGA REINSURANCE COMPANY as Collateral Agent

By:	/s/ Richard Leblanu
Name: Richard Leblanu
Title: SVP, Global Acquisitions

Senior Note Purchase Agreement

SCHEDULE I

DEFINED TERMS

As used in the Agreement, the following terms have the meanings specified below:

“Account Control Agreement” means that certain Account Control Agreement by and among Wilmington Trust National Association, as custodian, the Collateral Agent and the Issuer, dated as of July 13, 2012.

“Accredited Investor” has the meaning set forth in Rule 144 of the Securities Act.

“Accrued Interest” has the meaning specified in Section 3.16.

“Acquisition Transaction Documents” means the Master Transaction Agreement, the Administrative Services Agreement, General Account COLI Administrative Services Agreement, Separate Account Support Services Agreement, Broker-Dealer Sales and Services Agreement, Transition Services Agreement, Patent License Agreement, Software License Agreement, Consent Agreement, Assignment and Assumption Agreement and Cash Escrow Agreement.

“Additional Principal Repayment” has the meaning specified in Section 3.17(c).

“Administrative Services Agreement” means that certain Administrative Services Agreement by and among Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, Hartford Fire Insurance Company and the Issuer, dated as of July 13, 2012.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Senior Note Purchase Agreement, as amended, supplemented or otherwise modified from time to time.

“Amended By-Laws” means the Amended By-Laws of the Issuer, effective as of July 13, 2012.

“Annual Budget” means a financial budget for the following year identifying the Issuer’s best estimate of revenues, expenses, taxes, capital expenditures and other information relevant to understanding the Issuer’s projected cash flows over the succeeding calendar year a form of which is attached hereto as Exhibit F.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, dated as of July 13, 2012, by and among Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, Hartford Fire Insurance Company, Hartford Life Private Placement, LLC, Hartford Life, Inc. and the Issuer.

“Baseline Debt Service Cash Flows” has the meaning specified in Exhibit C.

“Blocked Account Control Agreement” means that certain Blocked Account Control Agreement by and among Manufacturers and Traders Trust Company, the Collateral Agent and the Issuer, dated as of July 13, 2012.

“Broker-Dealer” means PFDC.

“Broker-Dealer Services Agreement” means that certain Broker-Dealer Sales and Services Agreement by and among Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, Hartford Equity Sales Company, Inc. and the Broker-Dealer, dated July 13, 2012.

“Business” has the meaning specified in the Master Transaction Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Cash Escrow Agreement” means that certain Cash Escrow Agreement, by and among Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, the Issuer and U.S. Bank National Association, dated as of July 13, 2013.

“Cash Flow Projections” has the meaning specified in Section 3.17(c)(i).

“Certificate of Amendment of the Certificate of Incorporation” means the Certificate of Amendment of the Certificate of Incorporation of the Issuer effective as of July 11, 2012.

“Certificate of Incorporation” means the Certificate of Incorporation of the Issuer dated November 21, 2012.

“Class A Option Agreement” means that certain Option Agreement by and between the Holding Company and the Collateral Agent, for the benefit of Noteholders, dated July 13, 2012.

“Class B Option Agreement” means that certain Option Agreement by and between PFLAC and the Collateral Agent, for the benefit of Noteholders, dated July 13, 2012.

“Clearing Agency” has the meaning specified in Section 3.05.

“Closing Date” has the meaning set forth in the preamble of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the Collateral, as defined in the Issuer Security Agreement, or the Pledged Collateral, as defined in the Parent Security Agreement, as applicable.

“Collateral Agent” has the meaning specified in the preamble to this Agreement and any successors, assigns or other entity appointed by the Required Noteholders pursuant to the terms of this Agreement.

“Collection Account” means initially, the Working Capital Account along with each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited.

“Collection Account Agreement” means an agreement among the Issuer, the Collateral Agent and a Collection Bank in form and substance acceptable to the Collateral Agent, pursuant to which the Collateral Agent is given “control” over one or more Collection Accounts within the meaning of Article 9 of the UCC.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

“Collections” means, with respect to any Administrative Services Agreement, all cash payments and collections and other cash proceeds owing to the Issuer in respect of such Administrative Services Agreement, including, without limitation, “Administrative Fees,” as such term is defined in the Administrative Services Agreement.

“Consent Agreement” means that certain Consent Agreement, by and among Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, Hartford Fire Insurance Company, Hartford International Life Reinsurance Corporation, the Issuer and PFLAC, dated as of July 13, 2013.

“Contested Cash Flow Projection” has the meaning specified in Section 3.17(c)(ii).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means the Account Control Agreement and the Blocked Account Control Agreement.

“Corporate Office” has the meaning specified in Section 3.11(a).

“Debt” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all contingent and non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all guarantees by such Person of Debt of another Person (each such guarantee to constitute Debt in an amount equal to the amount of such other Person’s Debt guaranteed thereby).

“Debt Service Coverage Account” means the debt service coverage account established pursuant to the Debt Service Coverage Account Custody Agreement, which account shall be formally designated as the “debt service coverage account” of the Issuer.

“Debt Service Coverage Account Custody Agreement” means that certain Custody Account Agreement, by and between the Issuer and Wilmington Trust National Association, dated as of June 26, 2012.

“Debt Service Coverage Account Target Amount” means an amount equal to the product of the Note Outstanding Amount multiplied by fifty percent (50%) of the applicable Interest Rate (including any Default Rate).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservation, dissolution, bankruptcy, assignment for the benefit of creditors, moratorium, rehabilitation, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any state of the United States or any other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Default Interest Rate Event” means (a) the occurrence and continuation of an Event of Default, including but not limited to, failure by the Issuer to make any payment obligation when due (until such default is cured) and (b) the failure by the Issuer to obtain all requisite licenses and permits on or prior to December 31, 2012; provided that a Default Interest Rate Event under this clause (b) shall commence upon December 31, 2012 and end upon the date on which the Issuer has obtained all requisite licenses and permits.

“Default Rate” means four percent (4.0%).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Agreement” means that certain Escrow Agreement, by and among PFLAC, the Noteholder and Wilmington Trust National Association, dated as of July 13, 2012.

“Event of Default” has the meaning specified in Section 10.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Noteholder or required to be withheld or deducted from a payment to a Noteholder, (a) Taxes imposed on or measured by net income, franchise Taxes, and branch profits Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Noteholder with respect to a Note or any interest therein pursuant to a law in effect on the date on which (i) such Noteholder acquires such Note or interest therein or (ii) such Noteholder changes its lending office or its jurisdiction or otherwise changes location, except in each case to the extent that, pursuant to Section 3.18, amounts with respect to such Taxes were payable either to such Noteholder’s assignor immediately before such Noteholder became a Noteholder or to such Noteholder immediately before it changed its lending office or its jurisdiction or otherwise changed its location; (c) any U.S. federal withholding Taxes imposed pursuant to FATCA; and (d) Taxes attributable to such Noteholder’s failure to deliver to the Issuer such properly completed and executed documents, certificates and forms as are required by law or reasonably requested by the Issuer to establish such Noteholder’s exemption from (or reduction of) withholding Taxes with respect to any payments made under the Notes or any other Loan Document, as will permit such payments to be made without withholding or at a reduced rate of withholding.

“Extraordinary Revenue” means (i) payments received by Issuer with respect to Section 20.03 of the Administrative Services Agreement, (ii) indemnification payments received by the Issuer pursuant to the Acquisition Transaction Documents (except to the extent such indemnification payments reimburse Issuer for losses, damages and liabilities constituting actual out-of-pocket payments made by Issuer to third parties) and (iii) payments of any purchase price adjustments released to the Issuer in accordance with Section 2.01(e) of the Master Transaction Agreement.

“Extraordinary Revenue Payment Amount” has the meaning specified in Section 3.17(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fifteen-Year Loan-to-Value Ratio” shall mean, as of any date of determination, the ratio resulting from dividing the Note Outstanding Amount less the amount in the Debt Service Coverage Account by the Baseline Debt Service Cash Flows.

“Fiscal Agent” has the meaning specified in the preamble to this Agreement, and any successor appointed pursuant to Section 3.12(c) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Account COLI Administrative Services Agreement” means that certain General Account COLI Administrative Services Agreement by and among Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, Hartford Fire Insurance Company and the Issuer, dated as of July 13, 2012.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Global Notes” has the meaning specified in Section 3.02(a).

“Hartford” means The Hartford Financial Services Group, Inc and its Affiliates.

“Holding Company” has the meaning specified in the preamble of this Agreement.

“Holding Company Security Agreement” means that certain Security Agreement, by and between the Collateral Agent and the Holding Company, dated as of July 13, 2012.

“Indemnitee” has the meaning specified in Section 4.05(b).

“Independent Director” means, with respect to the Issuer a director who (i) (a) is not, or has not been within the last three (3) years, an employee of the Issuer or any of its Affiliates, or an immediate family member is not, or has not been within the last three (3) years, an executive officer, of the Issuer or any of its Affiliates, (b) has not received, or does not have an immediate family member who has received, during any twelve-month period within the last three (3) years, more than $120,000 in direct compensation from the Issuer and any of its Affiliates, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (c) is not, or does not have an immediate family member who is, (1) a current partner or employee of a firm that is the Issuer’s or any of its Affiliates’ internal or external auditor, (2) a current employee of such a firm and personally works on the Issuer’s or any of its Affiliates’ audit or (3) within the last three (3) years a partner or employee of such a firm and personally worked on the Issuer’s or any of its Affiliates’ audit within that time, (d) is not, or an immediate family member is not, or has not been with the last three (3) years, employed as an executive officer of another company where any of the Issuer’s or any of its Affiliates’ present executive officers at the same time serves or served on that company’s compensation committee, (e) is not a current employee, or an immediate family member is not a current executive officer, of a company that has made payments to, or received payments from, the Issuer or any of its Affiliates for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or two percent (2%) of such other company’s consolidated gross revenues (ii) has prior experience as a director or manager for a corporation or limited liability company; and (iii) has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For the avoidance of doubt, no director shall qualify as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Issuer (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Issuer).

“Independent Expert” has the meaning specified in Section 3.17(c)(ii).

“Independent Manager” means, with respect to the Holding Company a member who (i) (a) is not, or has not been within the last three (3) years, an employee of the Holding Company or any of its Affiliates, or an immediate family member is not, or has not been within the last three (3) years, an executive officer, of the Holding Company or any of its Affiliates, (b) has not received, or does not have an immediate family member who has received, during any twelve-month period within the last three (3) years, more than $120,000 in direct compensation from the Holding Company and any of its Affiliates, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (c) is not, or does not have an immediate family member who is, (1) a current partner or employee of a firm that is the Holding Company’s or any of its Affiliates’ internal or external auditor, (2) a current employee of such a firm and personally works on the Holding Company’s or any of its Affiliates’ audit or (3) within the last three (3) years a partner or employee of such a firm and personally worked on the Holding Company’s or any of its Affiliates’ audit within that time, (d) is not, or an immediate family member is not, or has not been with the last three (3) years, employed as an executive officer of another company where any of the Holding Company’s or any of its Affiliates’ present executive officers at the same time serves or served on that company’s compensation committee, (e) is not a current employee, or an immediate family member is not a current executive officer, of a company that has made payments to, or received payments from, the Holding Company or any of its Affiliates for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or two percent (2%) of such other company’s consolidated gross revenues (ii) has prior experience as a director or manager for a corporation or limited liability company; and (iii) has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For the avoidance of doubt, no manager shall qualify as “independent” unless the board of managers affirmatively determines that the manager has no material relationship with the Holding Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Holding Company).

“Interest Accrual Period” means (i) each period from and including a Scheduled Payment Date, or in the case of the first Interest Accrual Period, the Closing Date, to but excluding the immediately following Scheduled Payment Date, or in the case of the final Interest Accrual Period, the Maturity Date or (ii) in the case of an optional prepayment pursuant to Section 3.17(d), the period from and including a Scheduled Payment Date, to and including the Optional Redemption Date.

“Interest Rate” means (i) on and prior to July 13, 2022, twelve and two-thirds percent (12.66%) per annum and (ii) at all times on and after July 13, 2022, fifteen percent (15%) per annum.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Issuer” has the meaning specified in the preamble to this Agreement.

“Issuer Constituent Documents” means the Certificate of Incorporation, Certificate of Amendment of the Certificate of Incorporation, the Second Certificate of Amendment of the Certificate of Incorporation and Amended By-Laws.

“Issuer’s Payment Rights” has the meaning specified in Section 11.05 of this Agreement.

“Issuer Obligations” means the execution, delivery and performance by the Issuer of this Agreement and the issuance of the Notes hereunder and the performance by the Issuer of its obligations under the Transaction Documents.

“Issuer Security Agreement” means that certain Security Agreement, by and between the Collateral Agent and the Issuer, dated as of July 13, 2012.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Liability Agreement” means the Limited Liability Agreement of the Holding Company dated as of July 12, 2012.

“Loan Documents” means the documents, including all schedules and exhibits thereto, associated with the transactions contemplated herein including this Agreement, the Notes, the Debt Service Coverage Account Custody Agreement, the Security Agreements, the Control Agreements, the PFLAC Letter Agreement, PFLAC Services Agreement, the PFDC Services Agreement, the Option Agreements, the Escrow Agreement and the Master Operational Agreement.

“Loan-to-Value Event” shall have the meaning specified in Section 3.17(c)(i).

“Loan-to-Value Ratio” shall mean, as of any date of determination, the ratio resulting from dividing the product of the Note Outstanding Amount less the amount in the Debt Service Coverage Account by the lesser of (i) the Shock Lapse Debt Service Cash Flows and (ii) the Stressed Debt Service Cash Flows.

“Master Operational Agreement” means that certain Master Operational Agreement, by and between PFDC, PFLAC and Issuer, dated as of July 1, 2012.

“Master Transaction Agreement” means that certain Master Transaction Agreement by and between Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company and the Issuer, dated as of November 22, 2011, as amended by that certain First Amendment thereto, dated as of July 13, 2012.

“Material Adverse Change” means (A) a material adverse change in the Business and (B) with respect to any Person, a material adverse change, individually or in the aggregate, of (or any combination of) (i) the business, assets, properties, results of operations or condition (financial or otherwise of such Person), taken as a whole or (ii) such Person’s ability to consummate the transaction contemplated by, or perform its obligations under, any Transaction Document to which it is a party.

“Material Adverse Event” means any event that (a) is reasonably likely to cause a material decline in the revenue, operating income or net income of the Business or financial condition of the Issuer, including but not limited to a surrender of a significant portion of the underlying policies supporting the Business, or (b) that results in a material increase in the Issuer’s obligation for Taxes (other than by reason of an increase in the Issuer’s revenue or reduction of the Issuer’s operating costs).

“Maturity Date” means, with respect to the principal (or any installment of principal) of the Notes, any date prior to the Scheduled Maturity Date on which such principal (or such installment of principal) of the Notes becomes due and payable whether, as applicable, by the declaration of acceleration of maturity, notice of optional redemption at the option of the Issuer or otherwise.

“Moody’s” means Moody’s Investors Service, Inc.

“Note” has the meaning specified in Section 3.01.

“Noteholders” means initially RGA Worldwide Reinsurance Company, Ltd. or its designee and shall include any assignee or transferee of any portion or all of a Note as may be permitted pursuant to the terms of this Agreement.

“Note Outstanding Amount” means, at any time, the outstanding principal amount of the Notes at such time and all Accrued Interest that is past due.

“Obligors” means Hartford Life and Annuity Insurance Company and Hartford Life Insurance Company.

“Option Agreements” shall mean the Class A Option Agreement and the Class B Option Agreement.

“Optional Redemption Date” means with respect to any Note to be redeemed pursuant to Section 3.17(d), the date of redemption of such Note specified in the relevant notice of redemption provided to the Fiscal Agent pursuant to Section 3.17(d).

“Optional Redemption Price” means an amount equal to the Note Outstanding Amount of the Notes to be redeemed as of the Optional Redemption Date multiplied by the make-whole percentage applicable to such date of determination as set forth in the optional repayment schedule attached hereto as Exhibit D.

“Original Issuance Amount” means (i) $100,000,000 or (ii) with respect to any Note the face amount of such Note on the Closing Date.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding” has the meaning specified in Section 3.20(d).

“Parent” has the meaning specified in the preamble of this Agreement.

“Patent License Agreement” means that certain Patent License Agreement, by and between Hartford Fire Insurance Company and the Issuer, dated as of July 13, 2013.

“Paying Agent” has the meaning specified in Section 3.11(b).

“Permitted Investments” means (i) cash deposits with banks with a short term credit rating of A-1 by S&P and P-1 by Moody’s, (ii) U.S. government securities with maturities less than one (1) year, (iii) money market mutual funds rated AAA by S&P or Aaa by Moody’s or (iv) assets approved in writing by the Required Noteholders or the Collateral Agent.

“Permitted Liens” means (a) liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves are reflected on its books and records, (b) licenses, sublicenses, leases or subleases granted to other persons in the ordinary course of business not interfering in any material respect with the ordinary conduct of the Grantor’s business; (c) liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of setoff or similar rights and remedies as to deposit accounts or to other funds maintained with a depository institution; (d) liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC covering only the items being collected upon; (e) liens in favor of a landlord arising under any lease or by virtue of any statutory or common law provision relating to distraint for or similar rights and remedies and (f) Liens securing purchase money or capital lease obligations so long as (i) any such Lien attaches only to the property financed with the proceeds of such obligations and attaches substantially contemporaneously with the incurrence of such obligations and (ii) the aggregate amount of purchase money or capital lease obligations secured by such Liens does not exceed $500,000 in the aggregate outstanding at any time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PFASC Facility Lease” means that certain lease dated as of December 31, 1992 by and between Hartford Fire Insurance Company (“Hartford Fire”) and Sammis Morristown Associates, as amended through July 25, 2011, and as assigned by Hartford Fire to Issuer pursuant to that certain Assignment and Assumption Agreement dated as of July 13, 2012, and any subsequent facility lease related thereto entered into by the Issuer with the prior written consent of the Collateral Agent.

“PFDC” means Philadelphia Financial Distribution Company.

“PFDC Services Agreement” means that certain Broker-Dealer Transition Agreement executed by PFDC, the Issuer and PFG, dated as of July 11, 2012.

“PFG” means Philadelphia Financial Group.

“PFLAC” means Philadelphia Financial Life Assurance Company.

“PFLAC Letter Agreement” means that certain letter agreement between PFLAC and the Collateral Agent, dated as of July 13, 2012.

“PFLAC Services Agreement” means that certain services agreement by and between PFLAC and the Issuer, dated as of July 12, 2012.

“Plan” means any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Issuer is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Proceeding” shall mean any suit in equity, action at law or other judicial or administrative proceeding.

“Register” has the meaning specified in Section 3.11(e).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Note” has the meaning specified in Section 3.08(b).

“Required Noteholders” means Noteholders holding Notes in an amount not less than a majority in aggregate of the principal amount of the then Outstanding Notes.

“Responsible Officer” means an officer of the Issuer at the level of president, chief financial officer, treasurer, assistant treasurer or controller.

“RGA” means Reinsurance Group of America, Incorporated.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Scheduled Maturity Date” has the meaning specified in Section 3.06.

“Scheduled Payment Date” means the fifteenth (15th) of each month; provided that if such date is not a Business Day, the next succeeding day that is a Business Day.

“Scheduled Principal Repayments” has the meaning specified in Section 3.17(a).

“Second Certificate of Amendment of the Certificate of Incorporation” means the Second Certificate of Amendment of the Certificate of Incorporation of the Issuer effective as of July 12, 2012.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreements” means the Issuer Security Agreement and the Holding Company Security Agreement.

“Separate Account Support Services Agreement” means that certain Separate Account Support Services Agreement by and between Hartford Life Insurance Company and the Issuer, dated as of July 13, 2012.

“Shock Lapse Debt Service Cash Flows” has the meaning specified in Exhibit C.

“Software License Agreement” means that certain Software License Agreement, by and between Hartford Fire Insurance Company and the Issuer, dated as of July 13, 2012.

“Stressed Debt Service Cash Flows” has the meaning specified in Exhibit C.

“Supplemental Principal Repayment” shall mean a payment in an amount equal to the greatest of (i) zero, (ii) the amount required to reduce the Note Outstanding Amount such that the Fifteen-Year Loan-to-Value Ratio equals seventy-five percent (75%) and (iii) the amount required to reduce the Note Outstanding Amount such that the Loan-to-Value Ratio equals ninety percent (90%).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings or similar charges imposed by any Governmental Authority.

“Tax Restructuring” shall have the meaning set forth in Section 6.21(c).

“Transaction Documents” means, collectively, the Acquisition Transaction Documents and the Loan Documents.

“Transfer Agent” has the meaning specified in Section 3.11(b).

“Transferred Employees” has the meaning specified in the Master Transaction Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement by and between Hartford Life Insurance Company and the Issuer, dated as of July 13, 2012.

“UCC” has the meaning specified in Section 3.08(e).

“U.S.” or “United States” means the United States of America.

“Working Capital Account” means, collectively, the working capital accounts, which working capital accounts shall include each Collections Account, and each of which accounts shall be formally designated in Schedule III as a “working capital account” of the Issuer. For all purposes under this Agreement, the aggregate amount of funds in the Working Capital Account shall be deemed to exclude amounts received from Hartford in connection with the acquisition of the Business which represent compensation, bonuses, severance payments or other such amounts for the benefit of Transferred Employees.

“Working Capital Account Target Amount” means, (i) for the period occurring on and after the Closing Date until December 15, 2012, an aggregate amount of funds not less than the greater of (A) $9 million and (B) an amount equal to 100% of its most recent three (3) month expenses (excluding interest on the Notes) as reported in its most recent unaudited quarterly financial statements delivered by the Issuer to the Noteholders pursuant to Section 6.12(c) of this Agreement and (ii) for the period occurring on and after December 15, 2012, an amount equal to an aggregate amount of funds not less than the greater of (A) $5 million and (B) an amount equal to 100% of its most recent three (3) month expenses (excluding interest on the Notes) as reported in its most recent unaudited quarterly financial statements delivered by the Issuer to the Noteholders pursuant to Section 6.12(c) of this Agreement.